INTERIM COMBINED FINANCIAL STATEMENTS

New Corteva
(Crop Protection Business of Corteva, Inc.)
As of June 30, 2026 and December 31, 2025 and
for the Six Months Ended June 30, 2026 and 2025

New Corteva

Explanatory Note

These Combined Financial Statements comprise a combined report (“Combined Report”) being filed separately by New Corteva and New EIDP. New EIDP and its combined subsidiaries are also subsidiaries of New Corteva. New EIDP meets the conditions set forth in General Instruction H(1)(a) and (b) of Form 10-Q and is therefore filing its information within these Combined Financial Statements with the reduced disclosure format. Each of New Corteva and New EIDP is filing on its own behalf the information contained in this report that relates to itself, and neither company makes any representation as to information relating to the other company. Where information or an explanation is provided that is substantially the same for each company, such information or explanation has been combined in this report. Where information or an explanation is not substantially the same for each company, separate information and explanation has been provided. In addition, separate Combined Financial Statements for each company, along with notes to the Combined Financial Statements, are included in this report.

The primary differences between New Corteva’s and New EIDP’s financial statements relate to EIDP’s Preferred Stock - $4.50 Series and EIDP’s Preferred Stock - $3.50 Series; a related party loan between the standalone EIDP, Inc. and Corteva, Inc. subsidiaries, and the associated interest expense for New EIDP through its repayment date in the fourth quarter of 2023; a Master In-House Banking Agreement between the standalone EIDP, Inc. and Corteva, Inc. subsidiaries, along with certain other combined subsidiaries, and the associated interest income for New EIDP; standalone EIDP, Inc. dividends declared to the standalone Corteva, Inc. subsidiary not yet paid; and the capital structure of New Corteva (refer to New EIDP Note 1 - Basis of Presentation to New EIDP’s Combined Financial Statements, for additional information for above items). The information in these Combined Financial Statements is equally applicable to New Corteva. and New EIDP, except where otherwise indicated. The separate New EIDP Combined Financial Statements and notes for areas that differ from New Corteva are included within this Combined Report and begin on page 41. Notes of New EIDP that are identical to that of New Corteva are cross-referenced accordingly.

Unless otherwise indicated or the context otherwise requires, references in these interim Combined Financial Statements to:

• “New Corteva” or “the Company” refers to New Corteva and its combined subsidiaries (including New EIDP)
•“Corteva” or “Parent” refers to Corteva, Inc. and its consolidated subsidiaries (including EIDP);
• “New EIDP” refers to New EIDP and its combined subsidiaries;
• “EIDP” refers to EIDP, Inc. (formerly known as E. I. du Pont de Nemours and Company) and its consolidated subsidiaries or EIDP, Inc. excluding its consolidated subsidiaries, as the context may indicate;
• “DowDuPont” refers to DowDuPont Inc. and its subsidiaries prior to the Corteva Separation (defined below);
• “Historical Dow” refers to The Dow Chemical Company and its consolidated subsidiaries prior to the Internal Reorganization (defined below);
• “Historical DuPont” refers to EIDP prior to the Internal Reorganization (defined below);
• “Internal Reorganizations” refers to the series of internal reorganization and realignment steps undertaken by Historical DuPont and Historical Dow to realign its business into three subgroups: agriculture, materials science and specialty products.
• “Dow Distribution” refers to the separation of DowDuPont’s materials science business into a separate and independent public company on April 1, 2019 by way of a distribution of Dow Inc. through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow Inc.’s common stock;
• “Merger” refers to the all-stock merger of equals strategic combination between Historical Dow and Historical DuPont on August 31, 2017;
• “Dow” refers to Dow Inc. after the Dow Distribution;
• “DuPont” refers to DuPont de Nemours, Inc. after the Corteva Separation (on June 1, 2019, DowDuPont Inc. changed its registered name to DuPont de Nemours, Inc.);
• “Separation” or “Corteva Separation” refers to June 1, 2019, when Corteva, Inc. became an independent, publicly traded company;
• “Corteva Distribution” refers to the pro rata distribution of all of the then-issued and outstanding shares of Corteva, Inc.’s common stock on June 1, 2019, which was then a wholly-owned subsidiary of DowDuPont, to holders of DowDuPont’s common stock as of the close of business on May 24, 2019;
• “Distributions” refers to the Dow Distribution and the Corteva Distribution; and
• “Letter Agreement” refers to the Letter Agreement executed by DuPont and Corteva on June 1, 2019, which sets forth certain additional terms and conditions related to the Corteva Separation, including certain limitations on each party’s ability to transfer certain businesses and assets to third parties without assigning certain of such party’s indemnification obligations under the Corteva Separation Agreement to the other party to the transferee of such businesses and assets or meeting certain other alternative conditions.

New Corteva
Combined Statements of Operations (Unaudited)

(In millions)	Six Months Ended June 30,
	2026	2025
Net sales	$3,851	$3,731
Cost of goods sold	2,219	2,283
Research and development expense	215	216
Selling, general and administrative expenses	702	653
Amortization of intangibles	79	77
Restructuring and asset related charges - net	108	98
Separation costs	1	—
Other income (expense) - net	(94)	123
Interest expense	79	85
Income (loss) from continuing operations before income taxes	354	442
Provision for (benefit from) income taxes on continuing operations	143	124
Income (loss) from continuing operations after income taxes	211	318
Income (loss) from discontinued operations after income taxes	(54)	(77)
Net income (loss)	157	241
Net income (loss) attributable to noncontrolling interests	5	5
Net income (loss) attributable to New Corteva	$152	$236

See Notes to the Interim Combined Financial Statements.

New Corteva
Combined Statements of Comprehensive Income (Loss) (Unaudited)

(In millions)	Six Months Ended June 30,
	2026	2025
Net income (loss)	$157	$241
Other comprehensive income (loss) - net of tax:
Cumulative translation adjustments	35	372
Adjustments to pension benefit plans	(2)	1
Adjustments to other benefit plans	(6)	(6)
Unrealized gain (loss) on investments	1	5
Derivative instruments	(42)	(91)
Total other comprehensive income (loss)	(14)	281
Comprehensive income (loss)	143	522
Comprehensive income (loss) attributable to noncontrolling interests - net of tax	5	5
Comprehensive income (loss) attributable to New Corteva	$138	$517

See Notes to the Interim Combined Financial Statements.

New Corteva
Combined Balance Sheets (Unaudited)

(In millions)	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$1,904	$3,685
Marketable securities	—	8
Accounts and notes receivable - net	4,828	4,494
Inventories	2,589	2,493
Other current assets	603	550
Total current assets	9,924	11,230
Investment in nonconsolidated affiliates	68	85
Property, plant and equipment	5,153	5,088
Less: Accumulated depreciation	3,433	3,329
Net property, plant and equipment	1,720	1,759
Goodwill	5,162	5,153
Other intangible assets	1,019	1,036
Deferred income taxes	801	1,094
Other assets	1,611	1,428
Total Assets	$20,305	$21,785
Liabilities and Equity
Current liabilities
Short-term borrowings	$3,092	$782
Accounts payable	2,505	2,179
Income taxes payable	243	95
Deferred revenue	69	346
Accrued and other current liabilities	1,527	1,411
Total current liabilities	7,436	4,813
Long-term debt	1,682	1,686
Other noncurrent liabilities
Deferred income tax liabilities	35	128
Pension and other post-employment benefits	1,080	2,208
Other noncurrent obligations	1,517	1,515
Total noncurrent liabilities	4,314	5,537
Commitments and contingent liabilities
Equity
Net Parent investment	10,127	12,993
Accumulated other comprehensive income (loss)	(1,811)	(1,797)
Total New Corteva equity	8,316	11,196
Noncontrolling interests	239	239
Total equity	8,555	11,435
Total Liabilities and Equity	$20,305	$21,785

See Notes to the Interim Combined Financial Statements.

New Corteva
Combined Statements of Cash Flows (Unaudited)

(In millions)	Six Months Ended June 30,
	2026	2025
Operating activities
Net income (loss)	$157	$241
(Income) loss from discontinued operations after income taxes	54	77
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	209	206
Provision for (benefit from) deferred income tax	200	(62)
Net periodic pension and OPEB (benefit) cost, net	(10)	12
Pension and OPEB contributions	(1,126)	(70)
Net (gain) loss on sales of property, businesses, consolidated companies and investments	3	(15)
Restructuring and asset related charges - net	108	98
Other net loss (gain)	208	(61)
Changes in assets and liabilities, net
Accounts and notes receivable	(205)	(602)
Inventories	(100)	(95)
Accounts payable	288	482
Deferred revenue	(277)	(247)
Other assets and liabilities	(462)	139
Cash provided by (used for) operating activities - continuing operations	(953)	103
Cash provided by (used for) operating activities - discontinued operations	(12)	(23)
Cash provided by (used for) operating activities	(965)	80
Investing activities
Capital expenditures	(84)	(98)
Proceeds from sales of property, businesses and consolidated companies - net of cash divested	—	15
Acquisitions of businesses - net of cash acquired	(43)	—
Investments in and loans to nonconsolidated affiliates	(6)	—
Proceeds from sales and maturities of investments	8	55
Proceeds from (payments for) settlement of net investment hedge	—	(56)
Other investing activities, net	2	(16)
Cash provided by (used for) investing activities	(123)	(100)
Financing activities
Net change in borrowings (less than 90 days)	2,423	23
Proceeds from debt	838	1,214
Payments on debt	(972)	(321)
Net transfers from (to) Parent	(2,908)	(1,893)
Other financing activities, net	—	(5)
Cash provided by (used for) financing activities	(619)	(982)
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	(24)	52
Increase (decrease) in cash, cash equivalents and restricted cash equivalents	(1,731)	(950)
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,889	2,829
Cash, cash equivalents and restricted cash equivalents at end of period [1]	$2,158	$1,879
1. Refer to Note 6 - Supplementary Information, to the interim Combined Financial Statements, for reconciliation of cash and cash equivalents and restricted cash equivalents presented in the interim Combined Balance Sheets to total cash, cash equivalents and restricted cash equivalents presented in the interim Combined Statements of Cash Flows.
See Notes to the Interim Combined Financial Statements.

New Corteva
Combined Statements of Equity (Unaudited)

(In millions)	Net Parent Investment	Accumulated Other Comp. Income (Loss)	Total Corteva Net Investment	Non-Controlling Interests	Total Equity
2026
Balance at January 1, 2026	$12,993	$(1,797)	$11,196	$239	$11,435
Net income (loss)	152		152	5	157
Other comprehensive income (loss)		(14)	(14)		(14)
Share-based compensation	18		18		18
Net transfers from (to) Parent	(3,036)		(3,036)	(5)	(3,041)
Balance at June 30, 2026	$10,127	$(1,811)	$8,316	$239	$8,555

(In millions)	Net Parent Investment	Accumulated Other Comp. Income (Loss)	Total Corteva Net Investment	Non-Controlling Interests	Total Equity
2025
Balance at January 1, 2025	$11,462	$(1,906)	$9,556	$239	$9,795
Net income (loss)	236		236	5	241
Other comprehensive income (loss)		281	281		281
Share-based compensation	15		15		15
Net transfers from (to) Parent	(1,877)		(1,877)	(5)	(1,882)
Balance at June 30, 2025	$9,836	$(1,625)	$8,211	$239	$8,450

See Notes to the Interim Combined Financial Statements.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

New Corteva
Notes to the Interim Combined Financial Statements (Unaudited)

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Combined Financial Statements present the combined results of operations, financial position and cash flows of the Crop Protection business (“New Corteva” or the “Company”), a business of Corteva, Inc. (“Corteva” or “Parent”). New Corteva serves the global agricultural input industry with crop protection solutions that improve farmer productivity and profitability by protecting against weeds, insects and other pests, and disease, and by supporting overall crop health both above and below ground via nitrogen management and seed applied technologies. New Corteva is a leader in global herbicides, insecticides, nitrogen stabilizers, pasture and range management herbicides and biologicals and other nature-based products.

On October 1, 2025, Corteva announced its intention to pursue, subject to the approval of the Corteva Board of Directors and any required regulatory approvals, its separation into two independent publicly traded companies — one comprising its current Crop Protection business (“New Corteva”) and the other comprising its current Seed business (“Vylor Inc.,” “Vylor” or “the Seed Business”) — by distributing all outstanding shares of Vylor common stock to Corteva shareholders in a transaction that is intended to be a tax-free spin-off for U.S. federal income tax purposes.

Basis of Presentation
The accompanying Combined Financial Statements and notes present the results of operations, financial position, and cash flows of New Corteva and have been derived from the consolidated financial statements and accounting records of Corteva, Inc. using the historical results of operations and historical basis of assets and liabilities of Corteva. As New Corteva has historically operated as an operating segment of Corteva, separate financial statements for New Corteva have not historically been prepared. These Combined Financial Statements differ from historical operating segment results due to the differing bases of accounting used in their preparation. Additionally, these Combined Financial Statements may not reflect the financial statements had New Corteva been a stand-alone company. The Combined Financial Statements of New Corteva have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Combined Statements of Operations include all revenues and costs directly attributable to New Corteva, along with allocations of certain expenses for services from Corteva including but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on a pro rata basis using net sales as a measure. Corteva and New Corteva consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. Management does not believe that it is practicable to estimate the expense New Corteva would have incurred as a stand-alone company. The amount of actual costs that may have been incurred if New Corteva were a stand-alone company would depend on a number of factors, including New Corteva’s chosen organizational structure, which functions were outsourced or performed by New Corteva employees, contract terms negotiated with third-party providers, and strategic decisions made in areas such as information technology and infrastructure.

The Combined Balance Sheets include all assets and liabilities specifically attributable to New Corteva, and certain assets and liabilities held by Corteva that are specifically identifiable or otherwise attributable to New Corteva. Corteva uses a centralized approach to cash management and financing of its operations, including funding of required operating and investing activities of New Corteva. Any cash maintained in accounts for which the New Corteva subsidiary owns and retains the right to control the cash has been recorded as cash and cash equivalents on the Combined Balance Sheets. All debt and debt-related interest cost incurred by New Corteva as the legal obligor has been recorded in the Combined Financial Statements. Additionally, the Combined Balance Sheets include a net Parent investment comprised of financial support received from Corteva for which repayment was not required and the net effect of cost allocations from transactions with Corteva, net of New Corteva's accumulated earnings and any dividends paid to Corteva.

New Corteva’s operations are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by Corteva, Inc., where applicable. New Corteva also files certain separate state, local and foreign income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if New Corteva filed its own tax returns. New Corteva’s tax results as presented in the Combined Financial Statements may not be reflective of the results that New Corteva would generate in the future. In jurisdictions where New Corteva has been included in the tax returns filed by Corteva, Inc., any income taxes payable resulting from the related income tax provision have been reflected in New Corteva's Combined Balance Sheets as New Corteva is deemed the primary obligor of these liabilities.

All intracompany accounts and transactions within New Corteva have been eliminated in the preparation of the Combined Financial Statements. Transactions between New Corteva and Corteva are deemed to have been settled in the period incurred through net Parent investment, the net effect of which is reflected within financing activities in the Combined Statements of Cash Flows as net transfers from (to) Parent and in the Combined Balance Sheets as net Parent investment.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Segment Information
New Corteva has a single operating segment. New Corteva’s operating segment reflects the manner in which its chief operating decision maker (“CODM”) allocates resources and assesses performance. The Company’s CODM is the Chief Executive Officer. The primary measure used by New Corteva’s CODM for purposes of allocating resources to and assessing performance of the Company’s single operating segment is income (loss) from continuing operations after income taxes on the Combined Statements of Operations. Income (loss) from continuing operations after income taxes is primarily utilized in the annual planning and monthly forecasting processes. On a monthly basis, the CODM considers variances between comparable prior year actual results and current year actual or forecasted results when evaluating the Company's success in delivering its innovative proprietary technology to farmers and monitoring of expected savings from cost and productivity actions. The CODM also utilizes income (loss) from continuing operations after income taxes when evaluating the impacts of market-driven trends on performance, such as input costs and inflationary and currency impacts. The significant segment expenses are the same as those presented on the Combined Statements of Operations. Segment assets is comprised of total assets on the Company’s Combined Balance Sheets.

NOTE 2 - RECENT ACCOUNTING GUIDANCE

Accounting Guidance Issued But Not Adopted as of June 30, 2026
In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU includes amendments that require entities to bifurcate specified expense line items on the income statement into underlying components, including purchases of inventory, employee compensation, depreciation, intangible asset amortization and depletion, as applicable. Qualitative descriptions of the remaining components are required. These enhanced disclosures are required for both interim and annual periods. Selling expenses must also be separately disclosed for both interim and annual periods, along with an annual qualitative description of the composition of selling expenses. In January 2025, the FASB subsequently issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, to provide clarification on the ASU's effective date. The new standard is effective for fiscal years beginning after December 15, 2026 on a prospective basis with the option to apply it retrospectively, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The adoption of this guidance will result in the Company being required to include enhanced disclosures around income statement expenses.

NOTE 3 - BUSINESS COMBINATIONS

On June 1, 2026 (“Acquisition Date”), New Corteva completed its acquisition of all outstanding equity interests in Biotelliga Holdings Limited (“Biotelliga”), a biological crop protection company based in New Zealand with technologies focused on pest and disease control. This acquisition provides New Corteva with access to differentiated technology not currently present in the Company’s internal R&D pipeline or accessible through third parties for the foreseeable future. The purchase price for Biotelliga was $66 million, comprised of $53 million of cash consideration for the remaining 80 percent of shares outstanding and $13 million of fair value for its previously-held 20 percent equity method investment. The Company recorded a loss on remeasurement of the previously held equity interest of $9 million within other income (expense) - net as of the Acquisition Date. The estimated Acquisition Date fair value of the Company’s previously-held equity method investment in Biotelliga was based on the purchase price to acquire the outstanding equity interests.

The operating results of Biotelliga, since the Acquisition Date, did not have a material impact to the Company's interim Combined Financial Statements for the six months ended June 30, 2026. Additionally, supplemental pro forma information have not been presented since the reported amounts in the Company's interim Combined Financial Statements for the current period and comparative prior period would not be materially different had this acquisition occurred as of January 1, 2025.

Purchase Price Allocation
The Company performed a preliminary purchase price allocation and assessment of the fair value of the assets acquired and liabilities assumed as of the Acquisition Date. Due to the timing of the acquisition, at June 1, 2026, the Company continues to evaluate acquired intangible assets. The Company will finalize the purchase price allocation as it obtains the information necessary to complete the valuation during the measurement period. The effect of measurement period adjustments to the estimated fair values will be reflected as if the adjustments had been completed on the Acquisition Date.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
The following table summarizes the preliminary purchase price allocation to the assets acquired and liabilities assumed, as of the Acquisition Date:

(In millions)
Assets
Cash and cash equivalents	$9
Property, plant and equipment	1
Goodwill	24
Other intangible assets	53
Total assets acquired	$87
Liabilities
Accrued and other current liabilities	$4
Deferred income tax liabilities	15
Other noncurrent obligations	2
Total liabilities assumed	$21
Net assets acquired	$66

The significant fair value adjustments included in the preliminary purchase price allocation are discussed below.

Goodwill
The excess of the consideration for Biotelliga over the preliminary net fair value of assets acquired and liabilities assumed resulted in the recognition of goodwill. Goodwill associated with this acquisition is attributable to the assembled workforce and expanding the Company’s addressable market position. None of the goodwill recognized will be deductible for income tax purposes.

Other Intangible Assets
In connection with the acquisition of Biotelliga, the Company recorded certain intangible assets representing their preliminary fair values at the Acquisition Date. These acquired intangible assets are comprised of two discovery phase in-process research and development (“IPR&D”) assets, of which one is a bio-insecticide and the other a bio-fungicide. These assets have a total fair value of $53 million and an indefinite useful life. The preliminary IPR&D assets’ fair values were determined using the multi-period excess earnings method. Upon commercialization, each asset will be amortized over its estimated useful life.

NOTE 4 - REVENUE

Remaining Performance Obligations
Remaining performance obligations represent the transaction price allocated to unsatisfied or partially unsatisfied performance obligations. New Corteva applies the practical expedient to disclose the transaction price allocated to the remaining performance obligations for only those contracts with an original duration of more than one year. The transaction price allocated to remaining performance obligations with an original duration of more than one year related to material rights granted to customers for contract renewal options were $155 million and $150 million at June 30, 2026 and December 31, 2025, respectively. New Corteva expects revenue to be recognized for the remaining performance obligations evenly over a period of six years.

Contract Balances
Contract liabilities primarily reflect deferred revenue from prepayments under contracts with customers where New Corteva receives advance payments for products to be delivered in future periods. New Corteva classifies deferred revenue as current or noncurrent based on the timing of when New Corteva expects to recognize revenue. Contract assets primarily include amounts related to conditional rights to consideration for completed performance not yet invoiced. Accounts receivable are recorded when the right to consideration becomes unconditional.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Contract Balances	June 30, 2026	December 31, 2025
(In millions)
Contract assets - current [1]	$35	$34
Contract assets - noncurrent [2]	$88	$83
Deferred revenue - current	$69	$346
Deferred revenue - noncurrent [3]	$119	$125
1.Included in other current assets in the interim Combined Balance Sheets.
2.Included in other assets in the interim Combined Balance Sheets.
3.Included in other noncurrent obligations in the interim Combined Balance Sheets.

Revenue recognized during the six months ended June 30, 2026 and 2025 from amounts included in deferred revenue at the beginning of the period was $331 million and $278 million, respectively.

Disaggregation of Revenue
New Corteva disaggregates its revenue by major product line and geographic region, as New Corteva believes it best depicts the nature, amount and timing of its revenue and cash flows. Net sales by major product line are included below:

	Six Months Ended June 30,
(In millions)	2026	2025
Herbicides	$1,959	$1,855
Insecticides	776	772
Fungicides	597	646
Biologicals	156	181
Other	363	277
Total net sales	$3,851	$3,731

Sales are attributed to geographic regions based on customer location. Net sales by geographic region and segment are included below:

	Six Months Ended June 30,
(In millions)	2026	2025
North America[1]	$1,298	$1,317
EMEA[2]	1,211	1,146
Latin America	861	818
Asia Pacific	481	450
Total net sales	$3,851	$3,731
1.Represents U.S. and Canada.
2.Europe, Middle East and Africa (“EMEA”).

NOTE 5 - RESTRUCTURING AND ASSET RELATED CHARGES - NET

Corteva periodically assesses its business priorities and operational structure to maximize the customer experience and deliver on growth and earnings potential. New Corteva records charges attributable to it in association with these committed restructuring actions.

2026 Restructuring Actions
In March 2026, management of Corteva approved a restructuring program designed to align Corteva’s organizational structure and geographic footprint with the operational needs of each function as Corteva prepares for the intended separation of its businesses (the “2026 Restructuring Actions”). The restructuring actions primarily consist of workforce reductions across commercial and functional support areas and are intended to right‑size the organization and support the future standalone operating models. The restructuring actions are expected to be substantially complete by December 2026.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
New Corteva expects to incur aggregate pre‑tax restructuring and asset related charges of $40 million to $50 million in connection with the 2026 Restructuring Actions, consisting solely of severance and related benefit costs. Reductions in workforce are subject to local regulatory requirements. For the six months ended June 30, 2026, the Company recorded pre‑tax restructuring and asset related charges of $45 million, which consist entirely of severance and related benefit costs and are classified as corporate‑related charges. At June 30, 2026, the restructuring liability was $36 million.

Cash payments related to the 2026 Restructuring Actions are expected to total approximately $40 million to $50 million. Through the second quarter of 2026, the Company paid $9 million associated with these charges. Cash payments are expected to be paid over the course of the next year, with substantially all payments anticipated to occur during 2026. The Company does not anticipate material revisions to the estimated costs or timing of payments related to the 2026 Restructuring Actions.

Crop Protection Operations Strategy Restructuring Program
In November 2023, management of Corteva approved a plan to further optimize its Crop Protection network of manufacturing and external partners (the “Crop Protection Operations Strategy Restructuring Program”). The plan includes the exit of Corteva's production activities at its site in Pittsburg, California, as well as ceasing operations in select manufacturing lines at other locations. In October 2024, management of Corteva amended the Crop Protection Operations Strategy Restructuring Program to include updates to its previous estimates and decommissioning and demolition costs associated with the ceasing of operations, primarily at the Pittsburg, California site. Furthermore, in June 2026, Corteva disclosed that its management recently committed to the next phase of the plan to include the intended cessation of New Corteva's production activities at its site in Asturias, Spain. The intended cessation is subject to a consultation process with the applicable works council and union representatives at the facility. Management revisions were also made to previous estimates associated with the Company's exit of its Pittsburg, California production activities.

New Corteva expects to record aggregate pre-tax restructuring and asset related charges of $720 million to $783 million, comprised of $75 million to $100 million of severance and related benefit costs, $345 million to $365 million of asset related and impairment charges and $300 million to $318 million of charges related to exiting Corteva’s production activities and ceasing operations (inclusive of contract terminations and decommissioning and demolition costs). Decommissioning and demolition costs are expensed on an as-incurred basis. Reductions in workforce are subject to local regulatory requirements. Through the second quarter of 2026, New Corteva recorded net pre-tax restructuring and asset related charges of $646 million inception-to-date under the Crop Protection Operations Strategy Restructuring Program, consisting of $98 million of severance and related benefit costs, $344 million of asset related and impairment charges, $91 million of decommissioning and demolition costs, and $113 million of charges related to contract terminations.

Cash payments related to these charges are anticipated to be $375 million to $418 million, which primarily relate to the payment of severance and related benefits, decommissioning and demolition costs and contract terminations. Through the second quarter of 2026, New Corteva paid $229 million associated with these charges. The restructuring actions associated with these charges are expected to be substantially complete by the end of 2028.

The following table is a summary of charges incurred related to the Crop Protection Operations Strategy Restructuring Program for the six months ended June 30, 2026 and 2025:

(In millions)	Six Months Ended June 30,
	2026	2025
Severance and related benefit costs [1]	$18	$4
Asset related charges [2]	10	9
Decommissioning and demolition costs [2]	21	24
Contract termination charges [2]	14	56
Total restructuring and asset related charges - net	$63	$93
1.Reflects corporate-related charges.
2.Reflects charges which are substantially all associated with the Crop Protection segment.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
The following table summarizes changes to liability balances related to the Crop Protection Operations Strategy Restructuring Program for the six months ended June 30, 2026:

(In millions)	Severance and Related Benefit Costs	Asset Related Charges	Decommissioning and Demolition Costs	Contract Termination Charges	Total
Balance at December 31, 2025	$29	$—	$8	$54	$91
Charges to income from continuing operations	18	10	21	14	63
Payments	(9)	—	(24)	(38)	(71)
Asset write-offs	—	(10)	—	—	(10)
Balance at June 30, 2026	$38	$—	$5	$30	$73

NOTE 6 - SUPPLEMENTARY INFORMATION

Other Income (Expense) - Net	Six Months Ended June 30,
(In millions)	2026	2025
Interest income	$41	$42
Equity in earnings (losses) of affiliates - net	(9)	—
Net gain (loss) on sales of businesses and other assets	(3)	15
Net exchange gains (losses)	(10)	(32)
Non-operating pension and other post employment benefit credits (costs) [1]	17	(6)
Miscellaneous income (expenses) - net [2]	(130)	104
Other income (expense) - net	$(94)	$123
1.Includes non-service related components of net periodic benefit credits (costs), comprised of interest cost, expected return on plan assets, amortization of unrecognized gain (loss), amortization of prior service benefit and settlement gain (loss).
2.The six months ended June 30, 2026 includes estimated settlements associated with various lawsuits filed as described in the section entitled “Federal Trade Commission Investigation” within Note 12 - Commitments and Contingent Liabilities, to the interim Combined Financial Statements. The six months ended June 30, 2025 includes the receipt of insurance proceeds and other items.

The following table summarizes the impacts of New Corteva's foreign currency hedging program on New Corteva's results of operations. New Corteva routinely uses foreign currency exchange contracts to offset its net exposures, by currency, related to its foreign currency-denominated monetary assets and liabilities. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes on net monetary asset positions. The hedging program gains (losses) are largely taxable (tax deductible) in the U.S., whereas the offsetting exchange gains (losses) on the remeasurement of the net monetary asset positions are often not taxable (tax deductible) in their local jurisdictions. The net pre-tax exchange gains (losses) are recorded in other income (expense) - net and the related tax impact is recorded in provision for (benefit from) income taxes on continuing operations in the interim Combined Statements of Operations.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

	Six Months Ended June 30,
(In millions)	2026	2025
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gain (loss)	$95	$(125)
Local tax (expenses) benefits	(25)	—
Net after-tax impact from subsidiary exchange gain (loss)	$70	$(125)

Hedging Program Gain (Loss)
Pre-tax exchange gain (loss)	$(105)	$93
Tax (expenses) benefits	25	(22)
Net after-tax impact from hedging program exchange gain (loss)	$(80)	$71

Total Exchange Gain (Loss)
Pre-tax exchange gain (loss)	$(10)	$(32)
Tax (expenses) benefits	—	(22)
Net after-tax exchange gain (loss)	$(10)	$(54)
Cash, Cash Equivalents and Restricted Cash Equivalents
The following table provides a reconciliation of cash and cash equivalents and restricted cash equivalents presented in the interim Combined Balance Sheets to the total cash, cash equivalents and restricted cash equivalents presented in the interim Combined Statements of Cash Flows. New Corteva classifies restricted cash equivalents as current or noncurrent based on the nature of the restrictions, and includes them within other current assets and other assets, respectively, in the interim Combined Balance Sheets.

(In millions)	June 30, 2026	December 31, 2025
Cash and cash equivalents	$1,904	$3,685
Restricted cash equivalents	254	204
Total cash, cash equivalents and restricted cash equivalents	$2,158	$3,889

Restricted cash equivalents primarily relates to a trust funded by the standalone EIDP, Inc. subsidiary for cash obligations under certain non-qualified benefit and deferred compensation plans due to the Merger, which was a change in control event, and contributions to escrow accounts established for the settlement of certain legal matters and the settlement of legacy PFAS matters and the associated qualified spend. All of New Corteva's restricted cash equivalents are classified as current as of June 30, 2026 and December 31, 2025. See Note 12 - Commitments and Contingent Liabilities, to the interim Combined Financial Statements, for additional information.

Accounts Payable
At June 30, 2026 and December 31, 2025, accounts payable was $2,505 million and $2,179 million, respectively. Accounts payable - trade and accrued discounts and rebates are components of accounts payable. Accounts payable - trade was $988 million and $1,065 million at June 30, 2026 and December 31, 2025, respectively. Accrued discounts and rebates was $1,441 million and $1,042 million at June 30, 2026 and December 31, 2025, respectively. No other components of accounts payable were more than five percent of total current liabilities.

NOTE 7 - INCOME TAXES

The effective tax rate for the six months ended June 30, 2026 and 2025 was 40.4 percent and 28.0 percent, respectively.

During the six months ended June 30, 2026, New Corteva recognized an $138 million charge associated with the Discretionary Pension Contribution, as discussed in Note 14 - Pension Plans and Other Post Employment Benefits, to the interim Combined Financial Statements. During the six months ended June 30, 2026 and 2025, New Corteva recognized a $5 million net tax charge and a $17 million net tax benefit, respectively, for income taxes on continuing operations associated with changes in deferred taxes and accruals for certain prior year tax positions in various jurisdictions as well as from stock-based compensation. During the six months ended June 30, 2026, New Corteva recognized a $53 million tax benefit related to

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
intellectual property realignment. During the six months ended June 30, 2025, New Corteva recognized a $55 million deferred tax benefit associated with a change in a legal entity’s U.S. tax characterization.

New Corteva routinely uses foreign currency exchange contracts to offset its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities. The objective of the program, which resides in the U.S., is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes on net monetary asset positions, which can drive material impacts on New Corteva's effective tax rate. For further discussion of pre-tax and after-tax impacts of New Corteva's foreign currency hedging program and net monetary asset programs, refer to Note 6 - Supplementary Information, to the interim Combined Financial Statements.

NOTE 8 - ACCOUNTS AND NOTES RECEIVABLE - NET

(In millions)	June 30, 2026	December 31, 2025
Accounts receivable – trade [1]	$3,765	$3,618
Notes receivable – trade [1,2]	181	49
Other [3]	882	827
Total accounts and notes receivable - net	$4,828	$4,494
1.Accounts and notes receivable – trade are net of allowances of $124 million and $94 million at June 30, 2026 and December 31, 2025, respectively.
2.Notes receivable – trade primarily consists of receivables for deferred payment loan programs for the sale of crop protection products to customers. These loans have terms of one year or less and are primarily concentrated in North America. New Corteva maintains a rigid approval process for extending credit to customers in order to manage overall risk and exposure associated with credit losses. As of June 30, 2026 and December 31, 2025, there were no significant impairments related to current loan agreements.
3.Other includes receivables in relation to indemnification assets, royalties, value added tax, general sales tax and other taxes. No individual group represents more than five percent of total current assets. In addition, Other includes amounts due from nonconsolidated affiliates of $52 million and $54 million as of June 30, 2026 and December 31, 2025, respectively.

Accounts and notes receivable are carried at the expected amount to be collected, which approximates fair value. New Corteva establishes the allowance for doubtful receivables using a loss-rate method in which the loss rate is developed using past events, historical experience, current conditions and forecasts that affect the collectability of the financial assets.

The following table summarizes changes in the allowance for doubtful receivables for the six months ended June 30, 2025 and 2026:

(In millions)
2025
Balance at December 31, 2024	$66
Net provision for credit losses	31
Other - net of write-offs charged against allowance	(6)
Balance at June 30, 2025	$91
2026
Balance at December 31, 2025	94
Net provision for credit losses	34
Other - net of write-offs charged against allowance	$(4)
Balance at June 30, 2026	$124

New Corteva enters into various factoring agreements with third-party financial institutions to sell its trade receivables under both recourse and non-recourse agreements in exchange for cash proceeds. These financing arrangements result in a transfer of New Corteva's receivables and risks to the third-party. As these transfers qualify as true sales under the applicable accounting guidance, the receivables are derecognized from the interim Combined Balance Sheets upon transfer, and New Corteva receives a payment for the receivables from the third-party within a mutually agreed upon time period. For arrangements involving an element of recourse, which is typically provided through a guarantee of accounts in the event of customer default, the guarantee obligation is measured using market data from similar transactions and reported as a current liability in the interim Combined Balance Sheets.

Net proceeds from the sale of trade receivables sold under these agreements were $106 million for the six months ended June 30, 2026 and $57 million for the six months ended June 30, 2025, respectively, inclusive of an immaterial loss on sale. Net proceeds received are included in cash provided by (used for) operating activities in the interim Combined Statements of Cash

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Flows. The trade receivables sold that remained outstanding under these agreements which include an element of recourse as of June 30, 2026 and December 31, 2025 were not material. Refer to Note 12 - Commitments and Contingent Liabilities, to the interim Combined Financial Statements, for additional information on New Corteva’s guarantees.

NOTE 9 - INVENTORIES

(In millions)	June 30, 2026	December 31, 2025
Finished products	$1,130	$1,077
Semi-finished products	1,169	1,131
Raw materials and supplies	290	285
Total inventories	$2,589	$2,493

NOTE 10 - OTHER INTANGIBLE ASSETS

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	June 30, 2026			December 31, 2025
(In millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization (finite-lived):
Customer-related	$746	$(327)	$419	$734	$(296)	$438
Developed technology	852	(464)	388	853	(429)	424
Trademarks/trade names	188	(80)	108	188	(74)	114
Other [1]	224	(176)	48	225	(170)	55
Total other intangible assets with finite lives	2,010	(1,047)	963	2,000	(969)	1,031

Intangible assets not subject to amortization (indefinite-lived):
In-process research and development	56	—	56	5	—	5
Total other intangible assets with indefinite lives	56	—	56	5	—	5
Total other intangible assets	$2,066	$(1,047)	$1,019	$2,005	$(969)	$1,036
1.Primarily consists of sales and farmer networks, marketing and manufacturing alliances and noncompetition agreements.
The aggregate pre-tax amortization expense from continuing operations for definite-lived intangible assets was $78 million and $77 million for the six months ended June 30, 2026 and 2025, respectively. The current estimated aggregate pre-tax amortization expense from continuing operations for the remainder of 2026 and each of the next five years is approximately $78 million, $150 million, $129 million, $105 million, $95 million and $95 million, respectively.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 11 - SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

The following tables summarize New Corteva's short-term borrowings and long-term debt:

Short-term borrowings
(In millions)	June 30, 2026	December 31, 2025
Commercial paper	$2,422	$—
364-Day Revolving Credit Facility	600	—
Other loans - various currencies	70	—
Long-term debt payable within one year	—	782
Total short-term borrowings	$3,092	$782

Long-term debt
(In millions)	June 30, 2026		December 31, 2025
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Promissory notes and debentures:
Maturing in May 2026	—		$600	4.50%
Maturing in July 2030	500	2.30%	500	2.30%
Maturing in May 2032	500	5.125%	500	5.125%
Maturing in May 2033	600	4.80%	600	4.80%
Other loans:
Foreign currency loans	—		182	12.70%
Medium-term notes, varying maturities through 2041	95	3.64%	102	3.76%
Less: Unamortized debt discount and issuance costs	13		16
Less: Long-term debt due within one year	—		782
Total long-term debt	$1,682		$1,686

The estimated fair value of New Corteva's short-term and long-term borrowings, including interest rate financial instruments, was determined using Level 2 inputs within the fair value hierarchy. Based on quoted market prices for the same or similar issuances, or on current rates offered to New Corteva for debt of the same remaining maturities, the fair value of New Corteva's short-term borrowings approximates carrying value.

The fair value of New Corteva’s long-term borrowings, including debt due within one year, was $1,651 million and $2,462 million as of June 30, 2026 and December 31, 2025, respectively.

Debt Offering
In September 2026, the Company issued $700 million of 6.000 percent Senior Notes due in August 2036 (the “September 2026 Debt Offering”). The proceeds of this offering are intended to be used for general corporate purposes, including the repayment of commercial paper borrowings.

In May 2025, the Company issued $500 million of 5.125 percent Senior Notes due in May 2032 (the “May 2025 Debt Offering”). The proceeds were used to repay the $500 million senior notes that matured in July 2025.

Foreign Currency Loans
New Corteva enters into short-term and long-term foreign currency loans from time-to-time by accessing uncommitted revolving credit lines to fund working capital needs of foreign subsidiaries in the normal course of business. Interest rates are variable and determined at the time of borrowing. Total unused bank credit lines on the short-term and long-term foreign currency loans at June 30, 2026 was approximately $37 million. New Corteva’s short-term foreign currency loans have varying maturities through 2026. During the first quarter of 2026, the Company's long-term foreign currency loans were amended to extend the maturity date to May 2026, which resulted in a corresponding change in the interest rate. The loans were repaid at the maturity date.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Available Committed Credit Facilities

The following table summarizes New Corteva's credit facilities:

Committed and available credit facilities at June 30, 2026
(In millions)	Effective Date	Committed Credit	Credit Available	Maturity Date	Interest
Revolving Credit Facility	June 2024	$2,850	$2,850	June 2029	Floating Rate
Revolving Credit Facility	June 2024	1,900	1,900	June 2027	Floating Rate
364-Day Revolving Credit Facility	February 2026	1,250	650	February 2027	Floating Rate
Total committed and available credit facilities		$6,000	$5,400

Revolving Credit Facilities
In May 2022, New Corteva entered into a $3 billion, five-year revolving credit facility and a $2 billion, three-year revolving credit facility (the “Revolving Credit Facilities”) expiring in May 2027 and May 2025, respectively. In June 2024, the Revolving Credit Facilities were refinanced for purposes of extending the maturity dates for the five-year and three-year revolving credit facilities to June 2029 and June 2027, respectively, and lowering the facility amount of the five-year revolving credit facility to $2.85 billion and the three-year revolving credit facility to $1.9 billion. In August 2026, the five-year revolving credit facility was refinanced at $2.85 billion for purposes of extending the maturity date to August 2031 and decreasing the facility amount to $2.0 billion upon consummation of the Separation on October 1, 2026. In addition, the three-year revolving credit facility was terminated upon consummation of the Separation. Borrowings under the Revolving Credit Facilities will have an interest rate equal to Term SOFR plus the applicable margin. The Revolving Credit Facilities may serve as a substitute to New Corteva's commercial paper program, and can be used from time to time for general corporate purposes including, but not limited to, the funding of seasonal working capital needs. The Revolving Credit Facilities contain customary representations and warranties, affirmative and negative covenants and events of default that are typical for companies with similar credit ratings. Additionally, the Revolving Credit Facilities contain a financial covenant requiring that the ratio of total indebtedness to total capitalization for Corteva and its consolidated subsidiaries not exceed 0.60. At June 30, 2026, Corteva was in compliance with these covenants.

364-Day Revolving Credit Facility
In February 2026, New Corteva amended its January 2023 (as amended in July 2023, January 2024, February 2024, and February 2025) 364-Day revolving credit agreement (the “364-Day Revolving Credit Facility”), increasing the facility amount from $750 million to $1.25 billion, extending the expiration date to February 2027 and amending the interest rate to Term SOFR plus the applicable margin. In February 2025, the Company amended the 364-Day Revolving Credit Facility, decreasing the facility amount from $1 billion to $750 million and extending the expiration date to February 2026. In May 2026, the Company drew down $600 million under the 364-Day Revolving Credit Facility, to repay the $600 million senior notes that matured in May 2026. On October 1, 2026, borrowings outstanding under the 364-Day Revolving Credit Facility were repaid, and the facility was terminated. The 364-Day Revolving Credit Facility included a provision under which New Corteva may convert any advances outstanding prior to the maturity date into term loans having a maturity date up to one year later. The 364-Day Revolving Credit Facility contained customary representations and warranties, affirmative and negative covenants and events of default that are typical for companies with similar credit ratings. Additionally, the 364-Day Revolving Credit Facility contained a financial covenant requiring that the ratio of total indebtedness to total capitalization for Corteva and its consolidated subsidiaries not exceed 0.60. At June 30, 2026, Corteva was in compliance with these covenants.

Delayed Draw Term Loan
In August 2026, the Company entered into a $1 billion delayed draw term facility (the “Delayed Draw Term Facility”). The maturity date of the Delayed Draw Term Facility is approximately one year from its closing date. Borrowings under the Delayed Draw Term Facility have an interest rate equal to Term SOFR plus the applicable margin. The Delayed Draw Term Loan was intended to serve as a backstop to the New Corteva Senior Notes. The commitments under the Delayed Draw Term Facility were automatically and permanently reduced, on a dollar-for-dollar basis, by an amount equal to the aggregate principal amount of New Corteva Senior Notes issued in the September 2026 Debt Offering. The balance of the capacity was voluntarily and permanently reduced on September 30, 2026. The Delayed Draw Term Facility is subject to mandatory prepayment (and, prior to funding, automatic and permanent commitment reduction) requirements from the net cash proceeds of debt and equity issuances by New Corteva. New Corteva is permitted to voluntarily prepay delayed draw term loans, and to voluntarily reduce undrawn commitments, without a penalty. The Delayed Draw Term Loan Credit Agreement contains covenants and events of default substantially similar in scope and terms to those described above for the Revolving Credit Agreements.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
August 2026 Exchange Offers and Consent Solicitations
On August 6, 2026, Vylor commenced private offers to exchange any and all of the outstanding $500 million principal amount of 2.300% Senior Notes due 2030 (the “EIDP 2030 Notes”), the $500 million principal amount of 5.125% Senior Notes due 2032 (the “EIDP 2032 Notes”), and the $600 million principal amount of 4.800% Senior Notes due 2033 (the “EIDP 2033 Notes”), in each case, issued by EIDP, Inc., a Delaware corporation and a wholly owned subsidiary of Corteva (“EIDP” and such notes, collectively, the “EIDP Notes”), to the extent held by eligible holders (“Eligible Noteholders”), for a corresponding series of notes to be newly issued by Vylor (collectively, the “Vylor Notes”), having the same interest payment dates, maturity date and interest rate as the respective EIDP Notes (with respect to each series, an “Exchange Offer” and together, the “Exchange Offers”). Concurrently with the Exchange Offers, with respect to each series of EIDP Notes, Vylor solicited the consents of Eligible Noteholders, on behalf of EIDP, to amend the indentures governing the EIDP Notes (together, the “Consent Solicitations”) to eliminate substantially all of the restrictive covenants and events of default (other than payment and bankruptcy related events of default) therefrom.

On October 1, 2026, Vylor settled the Exchange Offers and obtained the corresponding Consent Solicitations. Under the Exchange Offers, $1.439 billion aggregate principal amount of EIDP Notes, comprising $435 million aggregate principal amount of the EIDP 2030 Notes, $476 million aggregate principal amount of the EIDP 2032 Notes and $528 million aggregate principal amount of the EIDP 2033 Notes were exchanged and are no longer debt obligations of New Corteva.

The Exchange Offers and Consent Solicitations were made upon the terms and conditions set forth in an exchange offer memorandum and consent solicitation statement, dated August 6, 2026 (the “Offering Memorandum”). The Vylor Notes are subject to covenants and events of default that are typical for companies with similar credit ratings, and which are described in the Offering Memorandum.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

Guarantees
Indemnifications
In connection with acquisitions and divestitures, Corteva has indemnified respective parties against certain liabilities that may arise in connection with these transactions and business activities prior to the completion of the transactions. The term of these indemnifications, which typically pertain to environmental, tax and product liabilities, is generally indefinite. In addition, Corteva indemnifies its duly elected or appointed directors and officers to the fullest extent permitted by Delaware law, against liabilities incurred as a result of their activities for Corteva, such as adverse judgments relating to litigation matters. If the indemnified party were to incur a liability or have a liability increase as a result of a successful claim, pursuant to the terms of the indemnification, Corteva would be required to reimburse the indemnified party. The maximum amount of potential future payments is generally unlimited. For additional information relating to the indemnification obligations under the Chemours Separation Agreement and the Corteva Separation Agreement, refer to their respective sections entitled “Chemours Separation Agreement (Performance Chemicals)” and “Corteva Separation Agreement” in Note 14 - Commitments and Contingent Liabilities, to the Combined Financial Statements.

Obligations for Supplier Finance Programs
New Corteva enters into supplier finance programs with various finance providers in which the Company agrees to pay these finance providers the stated amount of confirmed invoices from participating suppliers by the original maturity date. The Company or the finance provider may terminate the agreement upon providing, in most cases, at least thirty days’ written notice. The payment terms that New Corteva has with its finance providers under supplier finance programs are less than one year. At June 30, 2026 and December 31, 2025, the outstanding obligations under supplier finance programs was $97 million and $68 million, respectively, and included within accounts payable in the interim Combined Balance Sheets.

The rollforward of New Corteva’s outstanding obligations confirmed as valid under its supplier finance programs for the period ended June 30, 2026 is as follows:

(In millions)
Confirmed obligations outstanding at December 31, 2025	$68
Invoices confirmed during the period	247
Confirmed invoices paid during the period	(218)
Confirmed obligations outstanding at June 30, 2026	$97

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Obligations for Customers and Other Third Parties
New Corteva has directly guaranteed various debt obligations under agreements with third parties related to customers and other third parties. At June 30, 2026 and December 31, 2025, New Corteva had directly guaranteed $64 million and $61 million, respectively, of such obligations. These amounts represent the maximum potential amount of future (undiscounted) payments that New Corteva could be required to make under the guarantees in the event of default by the guaranteed party.

The maximum future payments also include agreements with lenders to establish programs that provide financing for select customers. The terms of the guarantees are equivalent to the terms of the customer loans that are primarily made to finance customer invoices. The total amounts owed from customers to the lenders, which have an element of recourse to New Corteva, relating to these agreements was $604 million and $234 million at June 30, 2026 and December 31, 2025, respectively.

New Corteva assesses the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

Indemnifications under Separation Agreements
The standalone Corteva, Inc. subsidiary has entered into various agreements where it is indemnified for certain liabilities. The term of this indemnification is generally indefinite, with exceptions, and includes defense costs and expenses, as well as monetary and non-monetary settlements and judgments. In connection with the recognition of liabilities related to these matters, the standalone Corteva, Inc. subsidiary records an indemnification asset when recovery is deemed probable.

Chemours Separation Agreement (Performance Chemicals)
Pursuant to the Chemours Separation Agreement resulting from the 2015 spin-off of the Performance Chemicals segment from Historical DuPont, The Chemours Company (“Chemours”) indemnifies Corteva against certain litigation, environmental, workers' compensation and other liabilities that arose prior to the distribution. In 2017, the Chemours Separation Agreement was amended to provide for a limited sharing of potential future liabilities related to alleged historical releases of perfluorooctanoic acids and its ammonium salts (“PFOA”) for a five-year period that began on July 6, 2017. Additionally, in January 2021, a binding memorandum of understanding as described below replaced the potential future liability sharing arrangements established in the 2017 amendment to the Chemours Separation Agreement. At June 30, 2026 and December 31, 2025, the indemnification assets from Chemours were $140 million and $138 million, respectively, within accounts and notes receivable - net and $484 million and $470 million, respectively, within other assets in the interim Combined Balance Sheets. These indemnification assets are regularly assessed for collectability and Corteva has concluded that these assets are recoverable. The liabilities subject to Chemours indemnification are considered stray liabilities under the Corteva Separation Agreement. Therefore, if Chemours fails to indemnify Corteva, these stray liabilities are subject to proportionate cost sharing between Corteva and DuPont, on a 29 percent and 71 percent basis, respectively, as further described in this note below.

On May 13, 2019, Chemours filed suit in the Delaware Court of Chancery against DuPont, EIDP, and Corteva, seeking, among other things, to limit its responsibility for the litigation and environmental liabilities allocated to and assumed by Chemours under the Chemours Separation Agreement (the “Delaware Litigation”). On March 30, 2020, the Court of Chancery granted a motion to dismiss. On December 15, 2020, the Delaware Supreme Court affirmed the judgment of the Court of Chancery. Meanwhile, a confidential arbitration process regarding the same and other claims proceeded (the “Arbitration”).

On January 22, 2021, Chemours, DuPont, Corteva and EIDP entered into a binding memorandum of understanding resolving legal disputes originating from the Delaware Litigation and Arbitration, and establishing a cost sharing arrangement and escrow account supporting and managing potential future legacy per- and polyfluoroalkyl substances (“PFAS”) liabilities arising out of pre-July 1, 2015 conduct (the “MOU”). The MOU replaced a prior 2017 amendment to the Chemours Separation Agreement. According to the terms of the MOU, Corteva and DuPont together, on one hand, and Chemours, on the other hand, agreed to a 50-50 split of certain qualified expenses related to PFAS liabilities incurred over a term not to exceed 20 years or $4 billion of qualified spend and escrow account contributions (refer below for discussion of the escrow account) in the aggregate. DuPont’s and Corteva’s 50 percent share under the MOU will be limited to $2 billion, including qualified expenses and escrow account contributions. These expenses and escrow account contributions will be subject to the existing Letter Agreement, under which DuPont and Corteva will each bear 50 percent of the first $300 million (up to $150 million each), and thereafter DuPont bears 71 percent and Corteva bears the remaining 29 percent.

In order to support and manage any potential future PFAS liabilities, the parties also agreed to establish an escrow account (“MOU Escrow Account”). The MOU provides that (1) no later than each of September 30, 2021 and September 30, 2022, Chemours shall deposit $100 million into an escrow account and DuPont and Corteva shall together deposit $100 million in the aggregate into an escrow account and (2) no later than September 30 of each subsequent year through and including 2028,

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Chemours shall deposit $50 million into an escrow account and DuPont and Corteva shall together deposit $50 million in the aggregate into an escrow account. Subject to the terms and conditions set forth in the MOU, each party may be permitted to defer funding in any year (excluding 2021). Over this period, Chemours will deposit a total of $500 million in the account and DuPont and Corteva will deposit an additional $500 million pursuant to the terms of the Letter Agreement. Additionally, if on December 31, 2028, the balance of the escrow account (including interest) is less than $700 million, Chemours will make 50 percent of the deposits and DuPont and Corteva together will make 50 percent of the deposits necessary to restore the balance of the escrow account to $700 million, pursuant to the terms of the Letter Agreement. Such payments will be made in a series of consecutive annual equal installments commencing on September 30, 2029, pursuant to the escrow account replenishment terms as set forth in the MOU. The MOU provides that no withdrawals from the MOU Escrow Account can be made before year six, except to fund mutually agreed upon third-party settlements in excess of $125 million. Starting with year six, withdrawals can only be made to fund qualified spend if the parties’ aggregate qualified spend in that particular year is greater than $200 million. Beginning with year 11, the amounts in the MOU Escrow Account can be used to fund any qualified spend.

In September 2026, in conjunction with the North Carolina settlement discussed below under “Other PFOA Matters”, Chemours, DuPont and Corteva reached the following understandings relating to the MOU. For purposes of calculating the amount of qualified spend applied against the MOU’s $4 billion aggregate qualified spend cap, the parties have agreed to use a net present value methodology for potential future settlements with multi-year payments whereby settlement payments are spread equally over a twenty-five-year period from the date the settlement becomes final (rather than the actual timing of the payments) and using an 8% discount rate. In addition, since the aggregate payments to be made in connection with the New Jersey and North Carolina settlements will qualify for withdrawal from the MOU Escrow Account and exceed the parties’ future escrow contribution obligations, all future contributions required by the parties to the MOU Escrow Account will be considered satisfied by the parties’ New Jersey and North Carolina settlement payments.

In April 2024, Corteva, EIDP, DuPont, and Chemours received a final judgment resolving all drinking water claims related to PFAS of a defined class of U.S. public water systems that serve the vast majority of the United States population (the “Nationwide Water District Settlement”). In connection with the Nationwide Water District Settlement, the MOU was supplemented to waive funding due to the MOU Escrow Account by Chemours, DuPont and Corteva for 2023 provided that each party fully funds its portion of the Nationwide Water District Settlement and said settlement is consummated. The funding obligation to the MOU Escrow Account with respect to 2024 and due September 30, 2024 was to be waived if (i) between October 1, 2023 and September 30, 2024, the parties had entered into settlement agreements resolving liabilities under the MOU that in the aggregate exceed $100 million; (ii) each company had fully funded its respective share, in accordance with the MOU, of such settlements; and (iii) such settlements were consummated. No such waiver was triggered for the 2024 escrow funding obligation due September 30, 2024 and, therefore, Corteva made its required contribution.

Corteva made its annual installment deposits due to the MOU Escrow Account through June 30, 2026. The MOU escrow account contains $105 million as of June 30, 2026, representing the aggregate contributions from Chemours, DuPont and Corteva, less withdrawals to fund related settlements.

After the term of this arrangement, Chemours’ indemnification obligations under the original 2015 Chemours Separation Agreement, would continue unchanged, subject in each case to certain exceptions set out in the MOU. Under the MOU, Chemours waived specified claims regarding the construct of its 2015 spin-off transaction, and the parties dismissed the pending arbitration regarding those claims. Additionally, the parties have agreed to resolve the Ohio MDL PFOA personal injury litigation (as discussed below). The parties are expected to cooperate in good faith to enter into additional agreements reflecting the terms set forth in the MOU.

The Chemours Separation Agreement obligates Chemours to defend and indemnify EIDP in legacy asbestos cases. As of June 30, 2026, there were approximately 900 pending lawsuits, with most being allegations of personal injury from Historical DuPont contractors. At June 30, 2026, an accrual and related indemnification asset have been established for this matter, substantially all of which are recorded in other noncurrent obligations and other assets, respectively.

Corteva Separation Agreement
On April 1, 2019, in connection with the Dow Distribution, Corteva, DuPont and Dow entered into the Corteva Separation Agreement, the Tax Matters Agreement (“TMA”), the Employee Matters Agreement, and certain other agreements (collectively, the “Corteva Separation Agreements”). The Corteva Separation Agreements allocate among Corteva, DuPont and Dow assets, employees, certain liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) and provides for indemnification obligation among the parties. Under the Corteva Separation Agreement, DuPont indemnifies Corteva against certain litigation, environmental, tax, workers' compensation and other liabilities that arose prior to the Corteva Distribution, Dow indemnifies Corteva against certain litigation, environmental, tax,

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
workers' compensation and other liabilities that relate to the Historical Dow business, and Corteva indemnifies DuPont and Dow for certain liabilities.

Indemnification matters under the Corteva Separation Agreements contain dispute resolution clauses. Corteva and DuPont were pursuing a resolution of a matter under the terms of the TMA that had the potential to significantly impact the current carrying value of our indemnification liability. On September 15, 2025, the dispute resolution firm issued a decision resulting in no material impact to the current carrying value of our indemnification liability.

Under the Corteva Separation Agreements, certain legacy EIDP liabilities from discontinued and/or divested operations and businesses of EIDP (including Performance Chemicals) (a “stray liability”) were allocated to Corteva or DuPont. Costs and liabilities have been shared based on the terms of the Corteva Separation Agreement. All future stray liabilities are allocated to Corteva and DuPont proportionally on the basis of 29 percent and 71 percent, respectively, subject to a $1 million de minimis requirement.

On November 1, 2025, DuPont spun off its electronics business, Qnity Electronics, Inc. (“Qnity”). DuPont, Corteva and Qnity entered into a letter agreement, effective November 1, 2025, affirming that DuPont is not novated from its obligations with respect to Corteva for legacy liabilities allocated to Qnity in its spin-off (“Qnity Letter Agreement”). Additionally, under the Qnity Letter Agreement, Corteva has certain third-party beneficiary rights to enforce indemnity and payment obligations of DuPont's with respect to legacy liabilities allocated to Qnity subject to: (i) DuPont's consent; or (ii) Corteva's receipt of a judgment that includes payment obligations for legacy liabilities attributable to Qnity, and either DuPont does not use commercially reasonable efforts to enforce the payment obligation against Qnity, or DuPont files for bankruptcy.

At June 30, 2026 and December 31, 2025, the aggregate indemnification assets from DuPont and Dow were $101 million and $104 million, respectively, within accounts and notes receivable - net and $304 million and $253 million, respectively, within other assets in the interim Combined Balance Sheets. At June 30, 2026 and December 31, 2025, the aggregate indemnification liabilities to DuPont and Dow were $20 million and $26 million, respectively, within accrued and other current liabilities and $106 million and $154 million, respectively, within other noncurrent obligations in the interim Combined Balance Sheets.

Discontinued Operations Activity
Corteva recorded benefits (charges) of $(54) million and $(77) million for the six months ended June 30, 2026 and 2025, respectively, to income (loss) from discontinued operations after income taxes, in the interim Combined Statements of Operations.

The after-tax charge for the six months ended June 30, 2026 was driven by charges recognized relating to the MOU with Chemours and DuPont, comprised of litigation charges as well as PFAS environmental remediation activities, along with other environmental matters. The result for the six months ended June 30, 2025 was driven by charges recognized relating to the MOU with Chemours and DuPont, comprised of a litigation charge associated with the NJ Statewide Settlement as well as PFAS environmental remediation activities primarily at Chemours' Fayetteville Works facility, along with other environmental matters.

These charges were partially offset by the prior year derecognition of an indemnification liability associated with the Water District Settlement Fund contribution.

Litigation
New Corteva is subject to various legal proceedings, including, but not limited to, product liability, intellectual property, antitrust, commercial, property damage, personal injury, environmental and regulatory matters arising out of the normal course of its current businesses or legacy EIDP businesses unrelated to New Corteva’s current businesses but allocated to New Corteva as part of the Corteva Separation from DuPont. It is not possible to predict the outcome of these various proceedings, as considerable uncertainty exists. The Company records accruals for legal matters when the information available indicates that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Accruals may reflect the impact and status of negotiations, settlements, rulings, advice from counsel and other information and events that may pertain to a particular matter. For the litigation matters discussed below, management believes that it is reasonably possible that New Corteva could incur liabilities in excess of amounts accrued, for which the ultimate liability could be material to the results of operations and the cash flows in the period recognized. However, New Corteva is unable to estimate the possible loss beyond amounts accrued due to various reasons, including, among others, that the underlying matters are either in early stages and/or have significant factual issues to be resolved. In addition, even when New Corteva believes it has substantial defenses, the Company may consider settlement of matters if it believes it is in the best interest of New Corteva.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
At June 30, 2026 and December 31, 2025, current accrued litigation was $396 million and $276 million respectively, within accrued and other current liabilities. A current indemnification asset of $185 million was recorded within accounts and notes receivable - net at June 30, 2026 in relation to the current accrued litigation. Refer to the sections entitled “Chemours Separation Agreement (Performance Chemicals)” and “Corteva Separation Agreement” sections for further details on the indemnifications.

Federal Trade Commission Investigation
On May 26, 2020, Corteva received a subpoena from the Federal Trade Commission (“FTC”) directing it to submit documents pertaining to its Crop Protection products generally, as well as business plans, rebate programs, offers, pricing and marketing materials specifically related to its acetochlor, oxamyl, rimsulfuron and other related products in order to determine whether Corteva engaged in unfair methods of competition through anticompetitive conduct. Corteva has fully cooperated with all requests related to this subpoena. On September 29, 2022, the FTC, along with ten state attorneys general in California, Colorado, Illinois, Indiana, Iowa, Minnesota, Nebraska, Oregon, Wisconsin, and Texas, filed a lawsuit against Corteva and another competitor alleging the parties engaged in unfair methods of competition, unlawful conditioning of payments, unreasonably restrained trade, and have an unlawful monopoly (the “FTC lawsuit”). In December 2022, attorneys general in Tennessee and Washington joined the FTC lawsuit and the Arkansas state attorney general filed a separate lawsuit against Corteva and another competitor based on the allegations set forth in the FTC lawsuit. In July 2025, the Arkansas state attorney general amended the complaint to include methoxyfenozide, cyhalofop, picloram, triclopyr, and aminopyralid products. Several proposed private class action lawsuits were also filed in federal court alleging anticompetitive conduct based on the allegations set forth in the FTC lawsuit.

Virtually all of these private lawsuits were centralized into a multi-district litigation in the U.S. District Court for the Middle District of North Carolina. In January 2025, federal court for the multi-district litigation granted in part, and denied in part, Corteva's motion to dismiss. Specifically, the court order dismissed the plaintiff's federal damages claims and 13 of the 27 state consumer protection act claims. The plaintiffs amended their complaint to include methoxyfenozide products. Corteva reached agreements to settle the lawsuits brought by the FTC, the State of Arkansas and the multi-district litigation plaintiffs. These settlements were entered into by Corteva without admitting any wrongdoing. The settlements of the FTC lawsuit and the multi-district litigation are subject to federal court approval. The State of Arkansas settlement is subject to state court approval. As of June 30, 2026, an accrual has been established for the estimated resolution of claims.

Chlorpyrifos Lawsuits
As of June 30, 2026, there were asserted claims for personal injury against the former Dow Agrosciences LLC, alleging injuries related to chlorpyrifos exposure, the active ingredient in Lorsban®, an insecticide used by commercial farms for field fruit, nut and vegetable crops. Corteva ended its production of Lorsban® in 2020. Chlorpyrifos products are restricted-use pesticides, which are not available for purchase or use by the general public, and may only be sold to, and used by, certified applicators or someone under the certified applicator's direct supervision. These lawsuits do not relate to Dursban®, a residential type chlorpyrifos product that was authorized for indoor purposes, which was discontinued over two decades ago prior to the Merger and Corteva’s formation and Separation. Claimants allege personal injury, including autism, parkinsonism, developmental delays and/or decreased neurologic function, resulting from farm worker exposure and bystander drift and in utero exposure to chlorpyrifos. Certain claimants have also put forth remediation claims due to alleged property contamination from chlorpyrifos. As of June 30, 2026, an accrual has been established for the estimated resolution of certain claims.

Separately, additional personal injury lawsuits were filed and threatened against Dow, Corteva and other defendants related to chlorpyrifos exposure. Corteva is pursuing Dow for indemnification under the Corteva Separation Agreement, as applicable.

Litigation related to legacy EIDP businesses unrelated to New Corteva’s current businesses

For purposes of this report, the term PFOA means collectively perfluorooctanoic acid and its salts, including the ammonium salt and does not distinguish between the two forms, and PFAS, including PFOA, PFOS (perfluorooctanesulfonic acid), GenX and other perfluorinated chemicals and compounds (“PFCs”).

EIDP is a party to various legal proceedings relating to the use of PFOA by its former Performance Chemicals segment for which potential liabilities would be subject to the cost sharing arrangement under the MOU as long as it remains effective.

Leach Settlement and Ohio MDL Settlement
EIDP has residual liabilities under its 2004 settlement of a West Virginia state court class action, Leach v. EIDP, which alleged that PFOA from EIDP’s former Washington Works facility had contaminated area drinking water supplies and affected the health of area residents. The settlement class has about 80,000 members. In addition to relief that was provided to class members years ago, the settlement requires EIDP to continue providing PFOA water treatment to six area water districts and

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
private well users and to fund, through an escrow account, up to $235 million for a medical monitoring program for eligible class members. At June 30, 2026, approximately $2 million had been disbursed from the account since its establishment in 2012 and the remaining balance is approximately $1 million.

Other PFOA Matters
EIDP is a party to other PFOA lawsuits involving claims for property damage, medical monitoring and personal injury. Defense costs and any future liabilities that may arise out of these lawsuits are subject to the MOU and the cost sharing arrangement disclosed above. Under the MOU, fraudulent conveyance claims associated with these matters are not qualified expenses, unless Corteva and EIDP would prevail on the merits of these claims.

EIDP did not make film-forming foams, PFOS, or PFOS products. While EIDP made surfactants and intermediaries that some manufacturers used in making foams, which may have contained PFOA as an unintended byproduct or an impurity, EIDP’s products were not formulated with PFOA, nor was PFOA an ingredient of these products. EIDP has never made or sold PFOA as a commercial product.

Aqueous Film-Forming Foams. Approximately 12,000 cases filed against 3M and other defendants, including EIDP and Chemours, and some including Corteva and DuPont, alleging personal injury (primarily kidney, testicular, liver and thyroid cancer) from the use of aqueous film-forming foams (“AFFF”) or contamination, in most cases due to migration from military installations or airports, consolidated in a multi-district litigation proceeding in federal district court in South Carolina (“SC MDL”). Most of these recent cases also assert claims that the EIDP and Chemours separation constituted a fraudulent conveyance.

In August 2025, the SC MDL entered multiple case management orders requiring cases filed outside the SC MDL to be transferred to the SC MDL, establishing a 21-day window for unfiled cases to be filed, and allowing the filing of multi-plaintiff complaints. A significant number of new cases asserting personal injury were filed or transferred to the SC MDL. Many of the personal injury cases both inside and outside the SC MDL include and continue to include, as new cases are threatened, multiple plaintiffs. Therefore, the number of plaintiffs asserting such claims is substantially higher than the number of cases set forth above. The first bellwether personal injury trial is expected to be scheduled for 2027. Discussions between the parties on a resolution to these cases remain ongoing.

Nationwide Water District Settlement. In April 2024, a compromise and settlement with Corteva, EIDP, Inc, DuPont, and Chemours (collectively, the “settling companies”) was finalized to comprehensively resolve all drinking water claims related to PFAS of a defined class of U.S. public water systems that serve the vast majority of the United States population, including, but not limited to the AFFF claims in the SC MDL, under the Nationwide Water District Settlement, for $1.185 billion in the aggregate. PFAS, as defined in the settlement, includes PFOA and HFPO-DA, among a broad range of fluorinated organic substances.

The class represented by the Nationwide Water District Settlement is composed of all Public Water Systems, as defined in 42 U.S.C. § 300f, with a current detection of PFAS or that are currently required to monitor for PFAS under the Environmental Protection Agency’s Fifth Unregulated Contaminant Monitoring Rule (“UCMR 5”) or other applicable federal or state law (the “Class”). Approximately 88 percent of the U.S. is served by systems required to test under UCMR 5. The Class does not include water systems owned and operated by a State or the United States government; small systems that have not detected the presence of PFAS and are not currently required to monitor for it under federal or state requirements; and, unless they otherwise request to be included, water systems in the lower Cape Fear River Basin of North Carolina.

The total number of requests for exclusion (“opt-outs”) was approximately 900 water districts while most public water districts (approximately 93 percent of the Class) remain in the class settlement. Corteva has been served complaints from opt-outs, as well as water district and municipal authority claims not covered by the Nationwide Water District Settlement.

New Jersey. In late March 2019, the New Jersey State Attorney General filed four lawsuits against EIDP, Chemours, and others alleging that operations at and discharges from former EIDP sites in New Jersey (Chambers Works, Parlin, Pompton Lakes and Repauno) damaged the State’s natural resources. Two of these lawsuits (those involving the Chambers Works and Parlin sites) allege contamination from PFAS. DuPont and Corteva were subsequently added as defendants to these lawsuits. These lawsuits include claims for remediation, fraudulent conveyance, as well as claims under the New Jersey Water Pollution Control Act and the New Jersey Industrial Site Recovery Act (“ISRA”).

On August 3, 2025, Corteva, together with Chemours and DuPont agreed to a proposed Judicial Consent Order with the State of New Jersey (the “NJ Statewide Settlement”) to resolve all outstanding claims by the State of New Jersey pending against the companies related to the legacy use of a wide variety of substances of concern, including, but not limited to DNAPL (dense

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
non-aqueous phase liquids), chemical solvents, and PFAS. Subject to a public notice and comment period and subject to court approval following that period, the NJ Statewide Settlement will also resolve legacy claims related to four Historical DuPont operating sites (Chambers Works, Parlin, Pompton Lakes and Repauno) in the State, including claims under ISRA, alleged statewide PFAS contamination, including from the use of AFFF, claims of fraudulent conveyance, and claims for known natural resource damages from these Historical DuPont sites that the State of New Jersey and its departments have, or may have, in the future against the companies.

The NJ Statewide Settlement, after the expiration of the public notice and comment period, is subject to court approval. After receiving objections to the NJ Statewide Settlement, the court held a hearing in June 2026 and issued its final approval in August 2026. The NJ Statewide Settlement includes aggregate cash payments to the State of New Jersey of $875 million, payable over a period of 25 years (net present value of approximately $500 million, using an 8 percent discount rate), responsibility for which will be allocated among the settling companies in accordance with the terms of the MOU. Of the $875 million, approximately $16 million is allocated to statewide natural resource damages unrelated to the four Historical DuPont sites, 25 percent of which relates to alleged statewide AFFF contamination. Accordingly, in the second quarter of 2025, Corteva recorded a pre-tax loss of $72 million ($58 million after-tax) within discontinued operations, reflecting the net present value of Corteva's share of the aggregate cash payment in accordance with the MOU. The settling companies have agreed to count the NJ Statewide Settlement against the MOU limit at net present value as of the date of the NJ Statewide Settlement. Entry into the NJ Statewide Settlement suspended the companies' 2025 MOU escrow funding obligations and funding of the initial payment under the NJ Statewide Settlement, which took place in September 2026, was deemed to satisfy these obligations for 2025.

In addition to the cash payment, the NJ Statewide Settlement obligates certain settling companies to continue to undertake remediation at the four Historical DuPont sites, which will be determined in accordance with applicable law and the respective cost sharing arrangements between the settling companies, to the extent applicable. DuPont and Chemours will be responsible for the remediation at the sites under their current respective ownership. As part of the NJ Statewide Settlement, the companies have agreed to a binding third-party review process of the remedial funding source (“RFS”) for each of the four Historical DuPont sites (in the form of a surety bond or similar financial instrument) to ensure available funds for future remediation of these sites. This review process could identify additional required remediation, and an increase to the RFS for each of these sites.

Corteva and DuPont will also establish a reserve fund (in the form of a surety bond or similar financial instrument) in the amount of $475 million (the “Reserve Fund”) with DuPont funding 71 percent and Corteva bearing the remaining 29 percent. The Reserve Fund is further financial security, separate from, and secondary to, the RFS, and the Reserve Fund will be accessible only in the event the RFS for a site has been exhausted and the party responsible for a site is not otherwise performing the required remediation. If a responsible party under the NJ Statewide Settlement defaults on their remediation or payment obligations (subject first to the cost sharing arrangements under the Corteva Separation Agreements, which provides that these obligations are “stray liabilities”), EIDP will become responsible for such obligations.

Under the NJ Statewide Settlement, no settling party admits any liability or wrongdoing or agrees to waive any defenses as to any such liability or wrongdoing.

Pursuant to a separate agreement among Corteva, DuPont, and Chemours, DuPont and Corteva purchased Chemours' future interest, if any, in certain insurance proceeds in September 2026. DuPont and Corteva made the purchase by contributing a total of $150 million, with $106 million from DuPont and $44 million from Corteva, into an escrow fund, with funds to be released to pay Chemours' share of the NJ Statewide Settlement. DuPont and Corteva will pay Chemours, as additional contingent consideration, amounts received from the acquired insurance proceeds in excess of $150 million plus an accrued fee. The accrued fee will equal the lesser of (a) $35 million, and (b) $3 million plus interest (at prime minus 2 percent) on an initial balance of $150 million, as reduced by any amounts received by DuPont and Corteva from the acquired insurance proceeds, until DuPont and Corteva have so received $150 million, plus the accrued fee. The purchase price paid to Chemours, and the insurance proceeds recovered, by DuPont and Corteva from the insurance proceeds acquired from Chemours, are subject to the sharing percentages under the Letter Agreement.

Ohio. EIDP is a defendant in two lawsuits, including an action by the State of Ohio based on alleged damage to natural resources. The natural resources damage claim was preliminarily resolved in December 2023. As of the second quarter of 2026, the Company made all required payments under the settlement agreement. The second, a putative nationwide class action (“the Hardwick Class Action”) brought on behalf of anyone who has detectable levels of PFAS in their blood serum seeks declaratory and injunctive relief, including the establishment of a “PFAS Science Panel.” In December 2023, the Sixth Circuit Court of Appeals dismissed the Hardwick Class Action due to lack of standing by Mr. Hardwick. With further opportunities for appeals expired, the plaintiffs filed a new case, narrowing their original claims, in June 2024. EIDP's motion to dismiss the new case on the grounds it remains similar to the original claim was denied, but immediately certified an appeal to the Sixth Circuit

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
and stayed all merits and class proceedings pending the Sixth Circuit's review of the district court's decision. The appellate review is expected to be as early as the fourth quarter of 2026.

New York. EIDP is a defendant in a putative class action (the “Baker Class Action”), brought by persons who live in and around Hoosick Falls, New York. These lawsuits assert claims for medical monitoring, property damage and personal injury based on alleged PFOA releases from manufacturing facilities owned and operated by co-defendants in Hoosick Falls. The lawsuits allege that EIDP and others supplied materials used at these facilities resulting in PFOA air and water contamination. A court approved settlement was reached between the plaintiffs and the other co-defendants regarding the Baker Class Action case. In September 2022, the class certification of the Baker Class Action was granted, with the court certifying three separate classes consisting of a private well property damage class, a medical monitoring class and a nuisance class. A settlement in principle of the Baker Class Action was reached in June 2025. As of June 30, 2026, an accrual for Corteva’s share of the expected settlement under the MOU has been established.

EIDP is a defendant in a lawsuit brought by the Town of East Hampton, New York alleging PFOA and PFOS contamination of the town’s well water. This district submitted a timely opt-out request from the Nationwide Water District Settlement. EIDP and Chemours are also defendants in two lawsuits by a private water utility provider in New Jersey and New York alleging damages from PFAS releases into the environment, that impacted water sources that the utilities use to provide water, as well as product liability, negligence, nuisance, and trespass claims. The court dismissed the New York plaintiff's trespass claims and limited plaintiffs’ nuisance claims to abatement damages. In July 2026, the attorney general of the State of New York filed a lawsuit including public nuisance and other consumer protection claims against 3M, DuPont, Chemours, Corteva and EIDP for PFAS contamination.

Other Natural Resource Damage Cases. In addition to the natural resource damage cases in New Jersey and New York, natural resource damage lawsuits against EIDP, Chemours, and others, claiming, among other things, PFC (including PFOA) contamination of groundwater and drinking water, have been filed by attorneys general in 31 states, the District of Columbia and three U.S. territories. Certain cases also name DuPont and Corteva as defendants and include claims of fraudulent conveyance. The complaints seek reimbursement for past and future costs to monitor and remediate the alleged contamination and compensation for the loss of value and use of the state’s natural resources, as well as punitive damages. Due to overlapping AFFF allegations, virtually all of these cases have been transferred, or are pending transfer to the SC MDL. Additionally, in September 2026 a motion for a temporary restraining order and preliminary injunction seeking to delay the spin-off was filed by California, with the support of 18 other states, the District of Columbia, Puerto Rico, and 9 political subdivisions before the U.S. Court of Appeals for the Fourth Circuit. The CA Appeal was remanded to the U.S. District Court for the District of South Carolina, which denied the motion ahead of the spin-off. On October 1, 2026, the attorneys general of the State of Indiana, 13 other states and one U.S. territory filed a motion in Indiana state commercial court asserting fraudulent conveyance allegations and requesting a temporary restraining order enjoining the Company and Vylor from disposing or transferring further assets, including through share repurchases or dividends.

On July 13, 2021, Chemours, DuPont, EIDP and Corteva entered into a settlement agreement with the State of Delaware reflecting the companies' and the State's agreement to settle and fully resolve claims alleged against the companies regarding their historical Delaware operations, manufacturing, use and disposal of all chemical compounds, including PFAS. Under the settlement, if the companies, individually or jointly, within 8 years of the settlement, enter into a proportionally similar agreement to settle or resolve claims of another state for PFAS-related natural resource damages, for an amount greater than $50 million, the companies shall make a supplemental payment directly to the Natural Resources and Sustainability Trust (the “NRS Trust”) in an amount equal to such other states’ recovery in excess of $50 million (“Supplemental Payment”). Supplemental Payment(s), if any, will not exceed $25 million in the aggregate. All amounts paid by the companies under the settlement are subject to the MOU and the Corteva Separation Agreement. Due to the settlement of natural resource damages claims with the State of Ohio, the one-time Supplemental Payment will be triggered when the further opportunity for appeals expires under the Ohio judicial consent order process. The Company has since made all required payments under the settlement agreement. Under the settlement, if the state sues other parties and those parties seek contribution from the companies, the companies will have protection from contribution up to the amounts previously paid under the settlement agreement. The companies will also receive a credit up to the amount of the payment if the state seeks natural resource damage claims against the companies outside the scope of the settlement’s release of claims.

Canada. The Province of British Columbia, filed a class action against various defendants, including 3M, DuPont Canada, EIDP, and Chemours alleging harms caused by PFAS/AFFF. The class consists of all municipalities, regional districts, and other governance authorities and other persons in Canada that were responsible for a “Drinking Water System” from 1970 to the present. The plaintiff seeks to recover costs for the treatment and restoration of natural resources, as well as property, economic, and punitive damages. A putative class action was also filed in July 2024 on behalf of citizens of Quebec, Canada seeking class certification to recover for alleged PFAS and AFFF contamination of private wells and public water treatment

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
facilities. In January 2024, a class action was also filed in Canada against 3M and other defendants, including EIDP and Chemours, alleging PFOS and PFOA environmental contamination and personal injury from use of AFFF. Additionally, several lawsuits on behalf of consumers of PFAS-infused products in the Province of British Columbia for personal injury and PFAS contamination in Manitoba, Canada have been filed.

Netherlands. In April 2021, four municipalities in the Netherlands filed complaints alleging contamination of land and groundwater resulting from the emission of PFOA and GenX by Corteva, DuPont and Chemours. The municipalities seek to recover costs incurred due to the alleged emissions, including damages for investigation costs, construction project delays, depreciation of land, soil remediation, liabilities to contractors, and attorneys’ fees. In September 2023, the court entered a second interlocutory judgment, ruling, inter alia, that defendants were liable to the municipalities for PFOA emissions during a certain time period, and the removal costs of deposited emissions on the municipalities' land infringes their property rights by an objective standard. In June 2024, Chemours and these Dutch municipalities signed a letter of intent that included the implementation of a specific remediation plan for the restoration of restricted vegetable gardens in certain areas of those municipalities to be funded by Chemours, sampling and developing a program to address a recreational lake, and further settlement discussions, including a potential fund to cover certain other expenditures aimed at environmental-related activities. While the letter of intent contemplates the possibility of settlement, discussions between the parties related to the resolution to these matters remain ongoing. Although Corteva believes a loss is probable, it is not estimable at this time due to various reasons including, among others, the status of discussions between the parties. As of June 30, 2026, an accrual has been established for the estimated environmental remediation set forth in the letter of intent. Additionally, the Office of Public Prosecutor in the Netherlands opened a criminal investigation against certain Dutch subsidiaries of Chemours and Historical DuPont, as well as each subsidiary's directors, alleging unlawful PFOA and GenX emissions from Chemours' Dordrecht Works facility. Also, a private foundation formed in the Netherlands notified Chemours, DuPont, and Corteva that it intends to commence a claim during the third quarter of 2026 on behalf of approximately 2,400 residents residing near the Dordrecht plant, including claims for remediation costs, loss of property value, and loss of living enjoyment.

Carpet Mill Cases. The city of Centre, Alabama water district alleged defendants, including EIDP, Chemours, other chemical suppliers and large carpet mills, discharged PFAS in their industrial wastewater, and that this wastewater after treatment, resulted in PFAS contamination of drinking water supplies. The Centre, Alabama water district carpet mill case settled in February 2026 and all required settlement payments were completed in the second quarter of 2026. In July 2024, the town of Lyerly, Georgia filed a case making similar allegations as those brought in the Centre, Alabama case. Numerous carpet, textile, and paper manufacturers, their alleged suppliers and former suppliers, including EIDP and Chemours, and certain municipal or utility defendants are also subject to several lawsuits in Georgia, Alabama and South Carolina, alleging negligence, nuisance and trespass, and other claims related to the release of PFOA, and requesting injunctive relief related to PFOA contamination.

Fayetteville Works Facility, North Carolina
Prior to the separation of Chemours, EIDP introduced GenX as a polymerization processing aid and a replacement for PFOA at the Fayetteville Works facility in Bladen County, North Carolina. The Historical DuPont facility is now owned and operated by Chemours, which continues to manufacture and use GenX. Generally, site-related expenses related to GenX claims are subject to the cost sharing arrangements as defined in the MOU.

As of June 30, 2026, several actions, including personal injury, are pending in the North Carolina federal court against Chemours and EIDP relating to PFC discharges from the Fayetteville Works facility. One of these is a consolidated putative class action that asserts claims for medical monitoring and property damage on behalf of putative classes of property owners and residents in areas near or who draw drinking water from the Cape Fear River. Another action is a consolidated action brought by various North Carolina water authorities, including the Cape Fear Public Utility Authority (“CFPUA”) and Brunswick County, that seek actual and punitive damages as well as injunctive relief. EIDP and Chemours filed a motion for summary judgment on this consolidated action in March 2025.

In March 2023, CFPUA filed a Delaware Chancery Court action claiming the spin-off of Chemours and the Dow and Historical DuPont merger were unlawful and should be voided, so CFPUA is not precluded from recovering amounts it is entitled in its pending litigation. EIDP filed a motion to dismiss the Delaware Chancery Court action based upon failure to state a claim under Delaware law in June 2023, along with a counterclaim in October 2023. CFPUA’s motion to stay the case was granted in January 2024.

In a state court action, approximately 2,400 private property owners near the Fayetteville Works facility seek compensatory and punitive damages for their claims of private nuisance, trespass, negligence, water monitoring and property damage allegedly caused by release of certain PFCs. In July 2026, the Company reached an agreement in principle to settle the property owners’ claims, and therefore, an accrual for this matter was established as of June 30, 2026. In addition, several personal injury cases

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
have been filed in the North Carolina federal court alleging thyroid disease, and prostate, breast and kidney cancers as a result of PFAS exposure.

Chemours, DuPont, Corteva, and EIDP were subject to natural resources damage claims in North Carolina allege that direct discharges from the Fayetteville Works facility are a source of PFOA contamination. Cumberland County, North Carolina and certain other counties in North Carolina, which are not part of the consolidated CFPUA action or the Nationwide Water District Settlement, also filed actions for alleged PFOA contamination to its groundwater sources used in drinking water and seeking recovery for costs associated with water filtration, monitoring, and compliance costs.. In September 2026, Chemours, DuPont, Corteva, and EIDP reached a settlement with State of North Carolina, by and through the North Carolina Attorney General, and Bladen County, Brunswick County, Columbus County, Cumberland County, New Hanover County, Robeson County, Sampson County, Town of Wrightsville Beach, City of Lumberton, Village of Bald Head Island, and the Lower Cape Fear Water and Sewer Authority of statewide PFAS clams; Fayetteville Works site related claims, as well as for the Company and DuPont all claims related to historical discharges from the Fayetteville Works site and any obligations under the Chemours 2019 consent order with the North Carolina Department of Environmental Quality (“NC Consent Order”). Under the settlement the companies will collectively pay $455 million to the State of North Carolina and applicable state subdivisions over 15 years, with Corteva’s share being approximately $66 million. Additionally, as part of the settlement, Corteva and DuPont, on a 29% and 71% basis, respectively, are required to guarantee Chemours’ share of the settlement payments, as well as establish a reserve fund via a line of credit, letter of credit, and/or a surety bond capped at $135 million that the State of North Carolina may access in the event Chemours does not comply with its NC Consent Order. As of June 30, 2026, an accrual for these claims has been established.

Environmental
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These obligations are included in accrued and other current liabilities and other noncurrent obligations in the interim Combined Balance Sheets. It is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on New Corteva’s results of operations, financial condition and cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration.
Refer to the allocation of environmental liabilities, which is discussed under the header “Chemours Separation Agreement (Performance Chemicals)” and “Corteva Separation Agreement” within Note 12 - Commitments and Contingent Liabilities, to the interim Combined Financial Statements.

The accrued environmental obligations and indemnification assets include the following:

	As of June 30, 2026
(In millions)	Indemnification asset	Accrual balance [3]	Potential exposure above amount accrued [3]
Environmental Remediation Stray Liabilities
Chemours related obligations - subject to indemnity [1,2]	$277	$294	$204
Other discontinued or divested businesses obligations [1]	36	73	202

Environmental remediation liabilities primarily related to DuPont - subject to indemnity from DuPont [2]	50	54	53

Environmental remediation liabilities not subject to indemnity	—	70	111

Indemnification liabilities related to the MOU [4]	—	55	11
Total	$363	$546	$581
1.Represents liabilities that are subject to the $200 million threshold and sharing arrangements as discussed in the section entitled “Corteva Separation Agreement” within Note 12- Commitments and Contingent Liabilities, to the interim Combined Financial Statements.
2.New Corteva has recorded an indemnification asset related to these accruals, including $21 million related to the Superfund sites.
3.Accrual balance represents management’s best estimate of the costs of remediation and restoration, although it is reasonably possible that the potential exposure, as indicated, could range above the amounts accrued, as there are inherent uncertainties in these estimates. Accrual balance includes $48 million for remediation of Superfund sites. Amounts do not include all possible impacts from the remediation elements of the EPA's October 2021 PFAS Strategic Roadmap (as applicable), except as disclosed in the section entitled “Fayetteville Works Facility, North Carolina” within Note 12- Commitments and

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Contingent Liabilities, to the interim Combined Financial Statements, relating to Chemours' remediation activities at the Fayetteville Works Facility pursuant to the Consent Order with the North Carolina Department of Environmental Quality (“NC DEQ”).
4.Represents liabilities that are subject to the $150 million threshold and sharing agreements as discussed in the section entitled “Chemours Separation Agreement (Performance Chemicals)” within Note 12 - Commitments and Contingent Liabilities, to the interim Combined Financial Statements.

California Department of Toxic Substances Control, Pittsburg Plant
The California Department of Toxic Substances Control (“DTSC”) has filed a state court lawsuit over challenging whether the Pittsburg plant’s high purity water system (“HPWS”), as operated by Dow and now New Corteva, required a permit pursuant to the RCRA. Discussions between the parties remain ongoing and further litigation, including discovery, is stayed.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 13 - EQUITY

Noncontrolling Interest
New EIDP, a New Corteva subsidiary, has preferred stock outstanding to third parties which is accounted for as a non-controlling interest in New Corteva's interim Combined Balance Sheets. Each share of New EIDP Preferred Stock - $4.50 Series and New EIDP Preferred Stock - $3.50 Series issued and outstanding at the effective date of the Corteva Distribution remains issued and outstanding as to New EIDP and was unaffected by the Corteva Distribution.

Below is a summary of the New EIDP Preferred Stock at June 30, 2026 and December 31, 2025, which is classified as noncontrolling interests in New Corteva’s interim Combined Balance Sheets.

(Shares in thousands)	Number of Shares
Authorized	23,000
$4.50 Series, callable at $120	1,673
$3.50 Series, callable at $102	700

Other Comprehensive Income (Loss)
The changes and after-tax balances of components comprising accumulated other comprehensive income (loss) are summarized below:

(In millions)	Cumulative Translation Adjustment [1]	Derivative Instruments	Pension Benefit Plans	Other Benefit Plans	Unrealized Gain (Loss) on Investments	Total
2025
Balance at January 1, 2025	$(1,921)	$64	$(241)	$198	$(6)	$(1,906)
Other comprehensive income (loss) before reclassifications	372	(78)	3	(1)	5	301
Amounts reclassified from accumulated other comprehensive income (loss)	—	(13)	(2)	(5)	—	(20)
Net other comprehensive income (loss)	372	(91)	1	(6)	5	281
Balance at June 30, 2025	$(1,549)	$(27)	$(240)	$192	$(1)	$(1,625)
2026
Balance at January 1, 2026	$(1,555)	$(16)	$(402)	$176	$—	$(1,797)
Other comprehensive income (loss) before reclassifications	35	(45)	1	(1)	1	(9)
Amounts reclassified from accumulated other comprehensive income (loss)	—	3	(3)	(5)	—	(5)
Net other comprehensive income (loss)	35	(42)	(2)	(6)	1	(14)
Balance at June 30, 2026	$(1,520)	$(58)	$(404)	$170	$1	$(1,811)

1.The cumulative translation adjustment gain for the six months ended June 30, 2026 was primarily driven by the weakening of the U.S. Dollar (“USD”) against the Brazilian Real (“BRL”), partially offset by the strengthening of the USD against the Euro (“EUR”). The cumulative translation adjustment gain for the six months ended June 30, 2025 was primarily driven by the weakening of the USD against the BRL and EUR.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
The tax (expense) benefit on the net activity related to each component of other comprehensive income (loss) was as follows:

	Six Months Ended June 30,
(In millions)	2026	2025
Derivative instruments	$—	$18
Pension benefit plans - net	—	1
Other benefit plans - net	2	3
(Provision for) benefit from income taxes related to other comprehensive income (loss) items	$2	$22

A summary of the reclassifications out of accumulated other comprehensive income (loss) is provided as follows:

	Six Months Ended June 30,
(In millions)	2026	2025
Derivative instruments: [1]	$3	$(6)
Tax (benefit) expense [2]	—	(7)
After-tax	$3	$(13)
Amortization of pension benefit plans:
Prior service (benefit) cost [3,4]	$(1)	$(1)
Actuarial (gains) losses [3,4]	(2)	(1)
Total before tax	$(3)	$(2)
Tax (benefit) expense [2]	—	—
After-tax	$(3)	$(2)
Amortization of other benefit plans:
Actuarial (gains) losses [3,4]	(7)	(8)
Total before tax	$(7)	$(8)
Tax (benefit) expense [2]	2	3
After-tax	$(5)	$(5)
Total reclassifications for the period, after-tax	$(5)	$(20)
1.Reflected in cost of goods sold in the interim Combined Statements of Operations.
2.Reflected in provision for (benefit from) income taxes from continuing operations in the interim Combined Statements of Operations.
3.These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit (credit) cost of New Corteva's pension and other benefit plans. Refer to Note 14 - Pension Plans and Other Post Employment Benefits, to the interim Combined Financial Statements, for additional information.
4.Reflected in other income (expense) - net in the interim Combined Statements of Operations.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 14 - PENSION PLANS AND OTHER POST EMPLOYMENT BENEFITS

The following sets forth the components of New Corteva's net periodic benefit (credit) cost for defined benefit pension plans and other post employment benefits (“OPEB”):

	Six Months Ended June 30,
(In millions)	2026	2025
Defined Benefit Pension Plans:
Service cost	$7	$6
Interest cost	262	300
Expected return on plan assets	(283)	(301)
Amortization of unrecognized (gain) loss	(2)	(1)
Amortization of prior service (benefit) cost	(1)	(1)
Net periodic benefit (credit) cost	$(17)	$3
Other Post Employment Benefits:
Interest cost	$14	$17
Amortization of unrecognized (gain) loss	(7)	(8)
Net periodic benefit (credit) cost	$7	$9
In April 2026, Corteva’s Board of Directors approved a discretionary contribution to the principal U.S. pension plan of approximately $1.5 billion to be made on or before July 31, 2026. An initial contribution of $1,061 million was made in June 2026, and a supplemental contribution of $399 million was made in July 2026 (collectively, the “Discretionary Pension Contribution”).

NOTE 15 - FINANCIAL INSTRUMENTS

Time Deposits and Money Market Funds
At June 30, 2026 and December 31, 2025, New Corteva held investments in held-to-maturity securities at amortized cost, which approximates fair value. At June 30 2026 and December 31, 2025, the Company also held available-for-sale securities, consisting of investments in foreign government bonds which are discussed further in the section entitled “Debt Securities.” Reclassifications of certain prior year held-to-maturity balances have been made in the current year to disaggregate between those that are time deposits and foreign government bonds.

The following table summarizes investments in time deposits and money market funds classified as held-to-maturity securities at June 30, 2026, and December 31, 2025:

Held-to-Maturity Securities		Amortized Cost
(in millions)	Balance Sheet Location	June 30, 2026	December 31, 2025
Time deposits and money market funds	Cash equivalents [1]	$1,269	$3,073
Time deposits	Marketable securities [2]	$—	$1
1. Maturity at time of purchase was three months or less.
2. Maturity at time of purchase was more than three months to less than one year.

Derivative Instruments
Objectives and Strategies for Holding Derivative Instruments
In the ordinary course of business, New Corteva enters into contractual arrangements (derivatives) to reduce its exposure to foreign currency risks. New Corteva has established a variety of derivative programs to be utilized for financial risk management. These programs reflect varying levels of exposure coverage and time horizons based on an assessment of risk.

Derivative programs have procedures and controls and are approved by Corteva's Corporate Financial Risk Management Committee, consistent with Corteva's financial risk management policies and guidelines. Derivative instruments used are forwards, options, futures and swaps. New Corteva has not designated any non-derivatives as hedging instruments.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
New Corteva's financial risk management procedures also address counterparty credit approval, limits and routine exposure monitoring and reporting. The counterparties to these contractual arrangements are major financial institutions and multinational grain exporters. New Corteva is exposed to credit loss in the event of nonperformance by these counterparties. New Corteva utilizes collateral support annex agreements with certain counterparties to limit its exposure to credit losses. New Corteva anticipates performance by counterparties to these contracts and therefore no material loss is expected. Market and counterparty credit risks associated with these instruments are regularly reported to management.

The aggregate notional amounts for New Corteva's derivative instruments (both designated and not designated) was a net buy position of $276 million and $376 million at June 30, 2026 and December 31, 2025, respectively.

Foreign Currency Risk
New Corteva's objective in managing exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign currency rate changes and to mitigate the exposure of certain investments in foreign subsidiaries against changes in the EUR/USD exchange rate. Accordingly, New Corteva enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency-denominated assets, liabilities, commitments, investments and cash flows.

New Corteva uses foreign currency exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, after related tax effects, are minimized. New Corteva also uses foreign currency exchange contracts to offset a portion of New Corteva’s exposure to certain forecasted transactions as well as the translation of foreign currency-denominated earnings. New Corteva also frequently uses commodity contracts to offset risks associated with foreign currency devaluation in certain countries.

Derivatives Designated as Cash Flow Hedges
Foreign Currency Contracts
New Corteva enters into forward contracts to hedge the foreign currency risk associated with forecasted transactions within certain foreign subsidiaries.

While each risk management program has a different time maturity period, most programs currently do not extend beyond the next two years. Cash flow hedge results are reclassified into earnings during the same period in which the related exposure impacts earnings. Reclassifications are made sooner if it appears that a forecasted transaction is not probable of occurring.

The following table summarizes the after-tax effect of foreign currency cash flow hedges on accumulated other comprehensive income (loss):

	Six Months Ended June 30,
(In millions)	2026	2025
Beginning balance	$5	$13
Additions and revaluations of derivatives designated as cash flow hedges	(45)	—
Clearance of hedge results to earnings	3	(13)
Ending balance	$(37)	$—

At June 30, 2026, an after-tax net loss of $37 million is expected to be reclassified from accumulated other comprehensive income (loss) into earnings over the next twelve months.

Derivatives Designated as Net Investment Hedges
Foreign Currency Contracts
In March 2025, New Corteva designated €1.7 billion of forward contracts to exchange Euro as net investment hedges. Of these hedges, €1.2 billion expired and were settled in May 2025, while the remaining €500 million expired and were settled in December 2025. The purpose of these forward contracts is to mitigate foreign exchange exposure related to a portion of New Corteva’s Euro net investments in certain foreign subsidiaries against changes in EUR/USD exchange rates.

New Corteva elected to apply the spot method in testing for effectiveness of the hedging relationship.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Derivatives not Designated in Hedging Relationships
Foreign Currency Contracts
New Corteva uses foreign exchange contracts to reduce its net exposure, by currency, related to foreign currency-denominated monetary assets and liabilities of its operations so that exchange gains and losses resulting from exchange rate changes are minimized. The netting of such exposures precludes the use of hedge accounting; however, the required revaluation of the forward contracts and the associated foreign currency-denominated monetary assets and liabilities intends to achieve a minimal earnings impact, after taxes. New Corteva also frequently uses foreign currency exchange contracts to offset a portion of the Company's exposure to the translation of certain foreign currency-denominated earnings so that gains and losses on the contracts offset changes in the USD value of the related foreign currency-denominated earnings over the relevant aggregate period.

Fair Value of Derivative Instruments
Asset and liability derivatives subject to an enforceable master netting arrangement with the same counterparty are presented on a net basis in the interim Combined Balance Sheets. The presentation of New Corteva's derivative assets and liabilities is as follows:

		June 30, 2026
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting[1]	Net Amounts Included in the Interim Combined Balance Sheets
Asset derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$2	$—	$2
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	28	(23)	5
Total asset derivatives		$30	$(23)	$7

Liability derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$19	$—	$19
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	57	(23)	34
Total liability derivatives		$76	$(23)	$53

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

		December 31, 2025
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting[1]	Net Amounts Included in the Combined Balance Sheets
Asset derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$5	$—	$5
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	23	(21)	2
Total asset derivatives		$28	$(21)	$7

Liability derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$1	$—	$1
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	40	(21)	19
Total liability derivatives		$41	$(21)	$20
1.    Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between New Corteva and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Effect of Derivative Instruments

	Amount of Gain (Loss) Recognized in OCI - Pre-Tax[1]
	Six Months Ended June 30,
(In millions)	2026	2025
Derivatives designated as hedging instruments:
Net investment hedges:
Foreign currency contracts	$—	$(103)
Cash flow hedges:
Foreign currency contracts	(45)	—
Total derivatives designated as hedging instruments	$(45)	$(103)
1.OCI is defined as other comprehensive income (loss).

	Amount of Gain (Loss) Recognized in Income - Pre-Tax[1]
	Six Months Ended June 30,
(In millions)	2026	2025
Derivatives designated as hedging instruments:
Cash flow hedges:
Foreign currency contracts [2]	$(3)	$6
Total derivatives designated as hedging instruments	$(3)	$6
Derivatives not designated as hedging instruments:
Foreign currency contracts [3]	$(106)	$93
Foreign currency contracts [2]	(22)	(34)
Total derivatives not designated as hedging instruments	$(128)	$59
Total derivatives	$(131)	$65
1.For cash flow hedges, this represents the portion of the gain (loss) reclassified from accumulated OCI into income during the period.
2.Recorded in cost of goods sold in the interim Combined Statements of Operations.
3.Recognized in other income (expense) - net. Note that net gain (loss) from foreign currency contracts was partially offset by the related gain (loss) on the foreign currency-denominated monetary assets and liabilities of New Corteva's operations. Refer to Note 6 - Supplementary Information, to the interim Combined Financial Statements, for additional information.

Debt Securities
New Corteva held debt securities, which consisted of foreign government bonds classified as available-for-sale securities at June 30, 2026 and December 31, 2025. New Corteva's investments in available-for-sale securities are recorded at fair value with unrealized gains and losses recorded in accumulated other comprehensive income (loss), within the interim Combined Statements of Equity, or current period earnings if an allowance for credit losses has been established, within the interim Combined Statements of Operations.

Available-for-Sale Securities		Fair Value
(in millions)	Balance Sheet Location	June 30, 2026	December 31, 2025
Foreign government bonds	Marketable securities [1]	$—	$7
Foreign government bonds	Other assets [2]	$23	$22
1.Maturity at time of purchase was more than three months to less than one year.
2.Maturity at time of purchase was more than one year.

At June 30, 2026, available-for-sale debt securities with contractual maturities of less than one year and of one year through five years included gross unrealized gains (losses) of $1 million.

The estimated fair value of the available-for-sale securities as of June 30, 2026 and December 31, 2025 was determined using Level 2 inputs within the fair value hierarchy. Level 2 measurements were based on the end of period quoted closing market prices in active markets for identical assets and liabilities.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 16 - FAIR VALUE MEASUREMENTS

The following table summarizes the basis used to measure certain assets and liabilities at fair value on a recurring basis:

	June 30, 2026	December 31, 2025
(In millions)	Level 2 [1]	Level 2 [1]
Assets at fair value:
Marketable securities	$—	$1
Debt securities:
Foreign government bonds [2]	23	29
Derivatives relating to: [3]
Foreign currency	30	28
Total assets at fair value	$53	$58
Liabilities at fair value:
Derivatives relating to: [3]
Foreign currency	76	41
Total liabilities at fair value	$76	$41
1.Reflects significant other observable inputs.
2.Represents New Corteva's investments in debt securities that are classified as available-for-sale, which are included in marketable securities and other assets in the interim Combined Balance Sheets.
3.Refer to Note 15 - Financial Instruments, to the interim Combined Financial Statements, for the classification of derivatives in the interim Combined Balance Sheets.

NOTE 17 - RELATED PARTIES

New Corteva has historically operated as an operating segment of Corteva. Allocations of certain expenses for services from Corteva including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation, are included in the Combined Financial Statements. These expenses have been allocated on a pro rata basis using net sales as a measure. Corteva and New Corteva consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. Management does not believe that it is practicable to estimate the expense New Corteva would have incurred as a stand-alone company. The amount of actual costs that may have been incurred if New Corteva were a stand-alone company would depend on a number of factors, including New Corteva’s chosen organizational structure, which functions were outsourced or performed by New Corteva employees, contract terms negotiated with third-party providers, and strategic decisions made in areas such as information technology and infrastructure.

Corporate Expense Allocations
New Corteva’s Combined Financial Statements include an allocation of expenses incurred by Corteva for specified functions, primarily general corporate activities, delivered centrally. Such costs specifically identifiable to New Corteva were first quantified, after which the allocation methodology was used.

The following corporate expense allocations are included in the Combined Statements of Operations:

	Six Months Ended
(In millions)	June 30, 2026	June 30, 2025
Selling, general and administrative expenses	29	28
Restructuring and asset related charges- net	5	—
Total	$34	$28

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Related Party Sales
During the six months ended June 30, 2026 and June 30, 2025, New Corteva sold seed treatment products used in production by Corteva's Seed operating segment in the amount of $122 million and $102 million, respectively. New Corteva recognized revenue upon the sale of the treated seed to Corteva’s Seed operating segment. In preparing New Corteva’s Combined Financial Statements, it was determined that the steps necessary to bifurcate between intercompany receivable balances that are settled routinely and those settled on an ad hoc basis, or not at all, were extensive in nature and would not result in a material impact to the accounts receivable balances reported on New Corteva’s Combined Financial Statements. Therefore, all related party sales were treated as those which are not settled in cash, which are recorded as equity transactions and included within the net Parent investment amount in the Combined Balance Sheets.

Net Parent Investment
Net transfers between Corteva and New Corteva are reflected within Net transfers from (to) Parent in the Combined Statements of Cash Flows and the Combined Statements of Equity.

Transactions with Nonconsolidated Affiliates
New Corteva holds investments in entities under the equity method (“nonconsolidated affiliates”). Such investments in nonconsolidated affiliates aggregated to $68 million and $85 million at June 30, 2026 and December 31, 2025, respectively. Transactions during the periods consisted primarily of capital contributions. New Corteva held receivables from these nonconsolidated affiliates of $52 million and $54 million at June 30, 2026 and December 31, 2025, respectively. Refer to Note 6 - Supplementary Information, to the Combined Financial Statements, for further details on equity earnings from these affiliates.

NOTE 18 - SUBSEQUENT EVENTS

Other than those described in the notes to the interim Combined Financial Statements, no subsequent events have occurred after June 30, 2026, but before July 31, 2026, which is the date the interim Consolidated Financial Statements of Corteva for the six months ended June 30, 2026, from which these Combined Financial Statements are derived, were issued. In addition, other than those described in the notes to the interim Combined Financial Statements or noted below, no non-recognizable subsequent events were identified through October 1, 2026, the date these Combined Financial Statements were available for issuance.

The Separation and Distribution
On October 1, 2026, the separation of Vylor Inc. (“Vylor”) from Corteva, Inc. was completed (the “Separation”).

In connection with the Separation, New Corteva and Vylor entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including the Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreements, Commercial Agreements, Intellectual Property Matters Agreement and other ancillary agreements. These agreements provide for the allocation between New Corteva and Vylor of assets, employees, liabilities and obligations (including property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at, and after Vylor’s separation from Corteva, Inc. and govern certain relationships between New Corteva and Vylor after the Separation.

INTERIM COMBINED FINANCIAL STATEMENTS

New EIDP
(Crop Protection Business of EIDP, Inc.)
As of June 30, 2026 and December 31, 2025 and
for the Six Months Ended June 30, 2026 and 2025

New EIDP

New EIDP
Combined Statements of Operations (Unaudited)

	Six Months Ended June 30,
(In millions)	2026	2025
Net sales	$3,851	$3,731
Cost of goods sold	2,219	2,283
Research and development expense	215	216
Selling, general and administrative expenses	702	653
Amortization of intangibles	79	77
Restructuring and asset related charges - net	108	98
Separation costs	1	—
Other income (expense) - net	(94)	123
Interest expense	79	85
Income (loss) from continuing operations before income taxes	354	442
Provision for (benefit from) income taxes on continuing operations	143	124
Income (loss) from continuing operations after income taxes	211	318
Income (loss) from discontinued operations after income taxes	(54)	(77)
Net income (loss)	157	241
Net income (loss) attributable to noncontrolling interests	—	—
Net income (loss) attributable to New EIDP	$157	$241

See Notes to the New EIDP Interim Combined Financial Statements

New EIDP
Combined Statements of Comprehensive Income (Loss) (Unaudited)

	Six Months Ended June 30,
(In millions)	2026	2025
Net income (loss)	$157	$241
Other comprehensive income (loss) - net of tax:
Cumulative translation adjustments	35	372
Adjustments to pension benefit plans	(2)	1
Adjustments to other benefit plans	(6)	(6)
Unrealized gain (loss) on investments	1	5
Derivative instruments	(42)	(91)
Total other comprehensive income (loss)	(14)	281
Comprehensive income (loss)	143	522
Comprehensive income (loss) attributable to noncontrolling interests - net of tax	—	—
Comprehensive income (loss) attributable to New EIDP	$143	$522

See Notes to the New EIDP Interim Combined Financial Statements

New EIDP
Combined Balance Sheets (Unaudited)

(In millions)	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$1,904	$3,685
Marketable securities	—	8
Accounts and notes receivable - net	4,828	4,494
Inventories	2,589	2,493
Other current assets	603	550
Total current assets	9,924	11,230
Investment in nonconsolidated affiliates	68	85
Property, plant and equipment	5,153	5,088
Less: Accumulated depreciation	3,433	3,329
Net property, plant and equipment	1,720	1,759
Goodwill	5,162	5,153
Other intangible assets	1,019	1,036
Deferred income taxes	801	1,094
Other assets	1,611	1,428
Total Assets	$20,305	$21,785
Liabilities and Equity
Current liabilities
Short-term borrowings	$3,092	$782
Accounts payable	2,505	2,179
Income taxes payable	243	95
Deferred revenue	69	346
Accrued and other current liabilities	1,513	1,401
Total current liabilities	7,422	4,803
Long-term debt	1,682	1,686
Other noncurrent liabilities
Deferred income tax liabilities	35	128
Pension and other post-employment benefits	1,080	2,208
Other noncurrent obligations	1,517	1,515
Total noncurrent liabilities	4,314	5,537
Commitments and contingent liabilities
Equity
Net Parent Investment	10,380	13,242
Accumulated other comprehensive income (loss)	(1,811)	(1,797)
Total New EIDP equity	8,569	11,445
Noncontrolling interests	—	—
Total equity	8,569	11,445
Total Liabilities and Equity	$20,305	$21,785

See Notes to the New EIDP Interim Combined Financial Statements

New EIDP
Combined Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(In millions)	2026	2025
Operating activities
Net income (loss)	$157	$241
(Income) loss from discontinued operations after income taxes	54	77
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	209	206
Provision for (benefit from) deferred income tax	200	(62)
Net periodic pension and OPEB (benefit) cost, net	(10)	12
Pension and OPEB contributions	(1,126)	(70)
Net (gain) loss on sales of property, businesses, consolidated companies, and investments	3	(15)
Restructuring and asset related charges - net	108	98
Other net loss	208	(61)
Changes in assets and liabilities, net
Accounts and notes receivable	(205)	(602)
Inventories	(100)	(95)
Accounts payable	288	482
Deferred revenue	(277)	(247)
Other assets and liabilities	(462)	139
Cash provided by (used for) operating activities - continuing operations	(953)	103
Cash provided by (used for) operating activities - discontinued operations	(12)	(23)
Cash provided by (used for) operating activities	(965)	80
Investing activities
Capital expenditures	(84)	(98)
Proceeds from sales of property, businesses, and consolidated companies - net of cash divested	—	15
Acquisitions of businesses - net of cash acquired	(43)	—
Investments in and loans to nonconsolidated affiliates	(6)	—
Proceeds from sales and maturities of investments	8	55
Proceeds from (payments for) settlement of net investment hedge	—	(56)
Other investing activities, net	2	(16)
Cash provided by (used for) investing activities	(123)	(100)
Financing activities
Net change in borrowings (less than 90 days)	2,423	23
Proceeds from debt	838	1,214
Payments on debt	(972)	(321)
Net transfer from (to) Parent	(2,908)	(1,893)
Other financing activities, net	—	(5)
Cash provided by (used for) financing activities	(619)	(982)
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	(24)	52
Increase (decrease) in cash, cash equivalents and restricted cash equivalents	(1,731)	(950)
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,889	2,829
Cash, cash equivalents and restricted cash equivalents at end of period	$2,158	$1,879

See Notes to the New EIDP Interim Combined Financial Statements

New EIDP
Combined Statements of Equity (Unaudited)

(In millions)	Net Parent Investment	Accumulated Other Comp. Income (Loss)	Total Equity
2026
Balance at January 1, 2026	$13,242	$(1,797)	$11,445
Net income (loss)	$157		157
Other comprehensive income (loss)		(14)	(14)
Share-based compensation	$18		18
Net transfers from (to) Parent	$(3,037)		(3,037)
Balance at June 30, 2026	$10,380	$(1,811)	$8,569

(In millions)	Net Parent Investment	Accumulated Other Comp. Income (Loss)	Total Equity
2025
Balance at January 1, 2025	$11,708	$(1,906)	$9,802
Net income (loss)	241		241
Other comprehensive income (loss)		281	281
Share-based compensation	15		15
Net transfers from (to) Parent	(1,884)		(1,884)
Balance at June 30, 2025	$10,080	$(1,625)	$8,455

See Notes to the New EIDP Interim Combined Financial Statements

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

New EIDP
Notes to the Interim Combined Financial Statements (Unaudited)

Note		Page
1	Basis of Presentation	48
2	Related Party Transactions	48

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

New EIDP and its combined subsidiaries are also subsidiaries of New Corteva. New EIDP continues to be a reporting company, subject to the requirements of the Exchange Act. The primary differences between New Corteva and New EIDP are outlined below:

•Preferred Stock - New EIDP has preferred stock outstanding to third parties which is accounted for as a noncontrolling interest at the New Corteva level. Each share of EIDP Preferred Stock - $4.50 Series and New EIDP Preferred Stock - $3.50 Series issued and outstanding at the effective date of the Corteva Distribution remains issued and outstanding as to New EIDP and was unaffected by the Corteva Distribution.
•Physical Cash Pooling Arrangement - A physical cash pooling arrangement exists to which the standalone EIDP, Inc. and Corteva, Inc. subsidiaries, along with certain other combined subsidiaries, are parties, as more fully described in New EIDP Note 2 - Related Party Transactions, to the New EIDP interim Combined Financial Statements.
•Dividends - The Board of Directors of New EIDP authorizes and declares a quarterly dividend to New Corteva, from which the proceeds are intended to be used to fund New Corteva share repurchases and common stock dividends during the subsequent quarter.

The accompanying notes relate to New EIDP only, and not to New Corteva, and are presented to show differences between New EIDP and New Corteva.

For the notes listed below, refer to the following notes of the New Corteva Combined Financial Statements:
•Note 1 - Summary of Significant Accounting Policies
•Note 2 - Recent Accounting Guidance
•Note 3 - Business Combinations
•Note 4 - Revenue
•Note 5 - Restructuring and Asset Related Charges - Net
•Note 6 - Supplementary Information
•Note 7 - Income Taxes
•Note 8 - Accounts and Notes Receivable - Net
•Note 9 - Inventories
•Note 10 - Other Intangible Assets
•Note 11 - Short-Term Borrowings, Long-Term Debt and Available Credit Facilities
•Note 12 - Commitments and Contingent Liabilities
•Note 13 - Equity
•Note 14 - Pension Plans and Other Post Employment Benefits
•Note 15 - Financial Instruments
•Note 16 - Fair Value Measurements
•Note 17 - Related Parties - differences exist between New Corteva and New EIDP; refer to New EIDP Note 2 - Related Party Transactions, to the New EIDP interim Combined Financial Statements.
•Note 18 - Subsequent Events

Segment Information
New EIDP has a single operating segment. There are no differences in reporting structure or segments between New Corteva and New EIDP. While there are no differences between New Corteva and New EIDP segment net sales and segment assets, differences exist in net income (loss) attributable to noncontrolling interests between New Corteva and New EIDP. New EIDP segment income (loss) from continuing operations after income taxes is consistent with the New EIDP Combined Statements of Operations. Refer to Note 1 - Background and Basis of Presentation, of the New Corteva interim Combined Financial Statements for further details.

NOTE 2 - RELATED PARTY TRANSACTIONS

Transactions with New Corteva

The standalone EIDP, Inc. and Corteva, Inc. subsidiaries, including certain combined subsidiaries (collectively the “Participating Companies”), are party to a physical cash pooling arrangement which facilitates the management of the cash and liquidity needs of the Participating Companies.

NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025, EIDP had dividends payable to New Corteva of $20 million amd $133 million, respectively. In July 2026, the Board of Directors of New EIDP authorized and declared a dividend of $118 million to New Corteva, from which the proceeds are intended to be used to fund New Corteva common stock dividends during the third quarter of 2026.

For the six months ended June 30, 2026, EIDP declared cash dividends to New Corteva amounting to $627 million. EIDP paid dividends of $741 million to New Corteva during the six months ended June 30, 2026. For the six months ended June 30, 2025, EIDP declared cash dividends to New Corteva amounting to $888 million, all of which were paid to New Corteva during the period.

As of June 30, 2026 and December 31, 2025, EIDP had payables to New Corteva of $20 million and $27 million included in accrued and other current liabilities, respectively, and $106 million and $154 million included in other noncurrent obligations, respectively, in the interim Combined Balance Sheets related to Corteva’s indemnification liabilities to Dow and DuPont per the Separation Agreements (refer to the section entitled “Guarantees” of Note 12 - Commitments and Contingent Liabilities, to the interim New Corteva Combined Financial Statements, for further details of the Separation Agreements).